As filed with the Securities and Exchange Commission on January 27, 2026
(Amendment No. 6)

Part II - Information Required in Offering Circular

Preliminary Offering Circular dated January 27, 2026

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ("SEC"). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Energea Portfolio 5 LATAM LP
Up to $50,000,000 in Class A Investor Shares

Offering Circular (Subject to Completion)                                                                      Dated: January 27, 2026

This Offering Circular Follows the Form 1-A Disclosure Format

Energea Portfolio 5 LATAM LP (the "Company", "us", "we", "our" and similar terms) is a limited partnership organized under the laws of Delaware to invest in the acquisition, development, and operation of solar energy projects in countries in the Central America, South America and/or the Caribbean located below the southern border of the United States (such countries are herein after referred to as "Latin America" or "LATAM" and each such solar energy project is hereinafter referred to as a "Project"). The Company may also lend money to Development Companies and use solar projects as collateral rather than acquiring Projects for direct ownership (each a "Loan"). The Company's day-to-day operations are managed by Energea Global LLC (the "General Partner" and together with its affiliates "Energea Global").

The Company is currently offering up to $50.0 million in limited partnership interests designated as "Class A Investor Shares" (the "Offering") pursuant to Regulation A ("Regulation A") of the Securities Act of 1933, as amended (the "Securities Act"). The current price of the Class A Investor Shares is $1.00 per Class A Investor Share, and the minimum initial investment is $100.

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There is currently no established secondary market for the Class A Investor Shares, and Investors may not be able to sell their Class A Investor Shares. While Investors should view an investment in the Company as long-term, the Company offers a Redemption Plan in order to provide Investors with an opportunity to obtain liquidity. See "Securities Being Offered: The Class A Investor Shares-Summary of LP Agreement and Authorizing Resolution-Redemption Plan" and "Risk Factors-No Market for the Class A Investor Shares; Limits on Transferability".

Investors may not be able to sell their Class A Investor Shares except by submitting a Redemption Request to the Company through our General Partner's website, www.energea.com (the "Platform"). Pursuant to the Redemption Plan, Investors must hold their Class A Investor Shares for at least 60 days before they can request redemption of their Class A Investor Shares via the Platform; if the General Partner agrees to honor a Redemption Request, the Company has 90 days to make payment on such redemption; and the General Partner may, in its sole discretion, amend, suspend, or terminate the Redemption Plan at any time without prior notice. Additionally, Class A Investor Shares may not be transferred without the Company's consent, which can be withheld in its sole discretion, and the General Partner has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred. See "Redemption Plan" and "Risk Factors-No Market for the Class A Investor Shares".

Investors should note that the General Partner may decide to sell the Projects or the Company at any time. Should the General Partner decide to sell the Company, Investors could be forced to sell their Class A Investor Shares at the direction of the General Partner. See "Drag-Along Right".

The purchase of these securities involves a high degree of risk. Before investing, you should read this entire Offering Circular and exhibits hereto, including "Risk Factors".

The Company is selling Class A Investor Shares directly to the public through the Platform. Those interested in investing will find this Offering Circular, along with all SEC filings for the Company, on the Platform. Prior to making an investment, potential Investors will be required to create a password-protected account and provide certain personal information as required by law. The Platform also provides potential Investors the ability to contact an Energea representative for assistance. For more information, please see "How To Invest".

The General Partner is not engaged in the business of underwriting securities. The General Partner is an associated person of the Company (relying on the Safe Harbor provided in Rule 3a4-1 of the Securities Exchange Act of 1934, as amended), and will be acting as a fiduciary that is substantially focused on managing the Company. The General Partner's activities will consist of administrative and informational activities including hosting and maintaining the Platform. The General Partner will act solely on behalf of the Company and in compliance with a Tier 2 Regulation A offering upon qualification of the Company's Form 1-A.

Neither the Company nor any affiliated entity involved in this Offering is a member firm of the Financial Industry Regulatory Authority, Inc. ("FINRA"), and no person associated with this Offering will be deemed to be a broker solely by reason of his or her participation in the sale of our Class A Investor Shares. Investors will not pay upfront selling commissions or broker fees in connection with the purchase of Class A Investor Shares. We will reimburse our General Partner for certain expenses incurred on our behalf, and pay our General Partner certain fees, as described further under "Compensation of General Partner".

This is a "best efforts - no minimum" offering. The Offering will commence as soon as our offering statement is "qualified" by the SEC and will end on the date we raise the maximum amount being offered, unless earlier terminated by the Company. We will reimburse the General Partner for marketing expenses in an amount up to 5% of the total Offering amount raised. See "Use of Proceeds".

	Per Share	Total Maximum
Public Offering Price	$1.00	$50,000,000
Marketing Expenses	$0.05	$2,500,000
Proceeds to the Company from this Offering to the Public	$0.95	$47,500,000

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITING MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO A NON-ACCREDITED INVESTOR FROM THIS OFFERING IF THE AGGREGATE PURCHASE PRICE THE NON-ACCREDITED INVESTOR PAYS IS MORE THAN 10% OF THE GREATER OF THEIR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV FOR MORE INFORMATION, SEE "LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST".

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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Caution Regarding Forward-Looking Statements

We make statements in this Offering Circular that are forward-looking statements. The words "outlook," "believe," "estimate," "potential," "projected," "expect," "anticipate," "intend," "plan," "seek," "may," "could" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Offering Circular or in the information incorporated by reference into this Offering Circular.

The forward-looking statements included in this Offering Circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•       our ability to effectively deploy the proceeds raised from this Offering;

•       ability to attract and retain Investors on the Platform;

•       risks associated with breaches of our data security;

•       public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19);

•       climate change and natural disasters that could adversely affect our Projects and our business;

•       changes in economic conditions generally and the renewable energy and securities markets specifically;

•       limited ability to dispose of assets because of the relative illiquidity of renewable energy Projects and Loans;

•       our failure to obtain necessary outside financing;

•       risks associated with derivatives or hedging activity;

•       intense competition in LATAM renewable energy markets that may limit our ability to attract or retain Customers (as defined below);

•       defaults under Supporting Contracts (see "Summary of Supporting Contracts");

•       increased interest rates and/or operating costs;

•       the risk associated with potential breach or expiration of a ground lease, if any;

•       our failure to successfully construct, interconnect, operate or maintain the Projects;

•       inability of a Borrower to make payments on a Loan;

•       the failure of Projects and Loans to yield anticipated results;

•       exposure to liability relating to environmental and health and safety matters;

•       our level of debt and the terms and limitations imposed on us by our debt agreements;

•       our General Partner's ability to retain executive officers and other key personnel;

•       the ability of our General Partner to source, originate and service our Projects and Loans;

•       the ability for our engineering, procurement and construction contractors and equipment manufacturers to honor their contracts including warranties and guarantees;

•       regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of corporations and SEC guidance related to Regulation A, or the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act");

•       changes in business conditions and the market value of our Projects, including changes in renewable energy policy, interest rates, prepayment risk, operator or Borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

•       our ability to implement effective conflicts of interest policies and procedures among the various renewable energy investment opportunities sponsored by our General Partner; and

•       changes to U.S. generally accepted accounting principles ("U.S. GAAP").

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Offering Circular. All forward-looking statements are made as of the date of this Offering Circular and the risk that actual results will differ materially from the expectations expressed in this Offering Circular will increase with the passage of time. We undertake no obligation to publicly update or revise any forward-looking statements after the date of this Offering Circular, whether because of new information, future events, changed circumstances or any other reason. Considering the significant uncertainties inherent in the forward-looking statements included in this Offering Circular, including, without limitation, those named above and those named under "Risk Factors", the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Offering Circular will be achieved.

Summary and Risk Factors

Executive Summary

Our Business

Energea Portfolio 5 LATAM LP (the "Company") is a limited partnership organized under the laws of Delaware. The Company has elected to be taxed as a "C" corporation for United States federal and state income tax purposes. The Company's day-to-day operations are managed by Energea Global LLC (the "General Partner"). As of the date of this Offering Circular, we do not have any Projects and we have made one (1) Loan (which is further described below) and we have not generated any revenue.

The Company was created to invest in the acquisition, development, and operations of solar energy projects in LATAM countries (each a "Project"). The Projects will sell power and, in some cases, environmental commodities, to offtakers (who we collectively refer to as "Customers") who purchase the power or the environmental commodities under long term contracts. The Company may also lend money to Development Companies (which we collectively refer to as "Borrowers") and use solar projects as collateral rather than acquiring Projects for direct ownership (each a "Loan").

As the Company earns revenue, it will use the revenue to pay for operating expenses (see "Our Operating Costs and Expenses") and distribute the remaining cash to the holders of our Class A Investor Shares (our "Investors"), our Reg D Investors (as such term is defined herein and together with the Investors, the "Preferred Equity Investors") and the holders of our Common Shares (which is currently the General Partner). See "Company Operations and Other Matters".

The Offering

The Company is offering up to $50.0 million of Class A Investor Shares pursuant to Regulation A. The proceeds of our Offering will be used to construct and/or acquire Projects and to issue Loans.

We are offering to sell, and seeking offers to buy, the shares only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

Company Operations and Other Matters

The Company expects to generate cash flow in three ways: (i) payments from Projects, (ii) payments from Loans and (iii) returns from investments (for example, interest gained from a money market savings account from cash-on-hand) ("Company Investments"). Cash flow will first be used to pay operating costs and expenses, including fees and reimbursements payable to our General Partner (see "Our Operating Costs and Expenses"). The remaining cash flow, if any, is distributed to the Preferred Equity Investors and the General Partner in the following order of priority:

•       First, a preferred return equal to a 7% IRR payable to Preferred Equity Investors, as more fully described in the Authorizing Resolutions (the "Preferred Return"); and

•       Thereafter, any additional cash flow will be split between the Preferred Equity Investors and the General Partner such that 80% is distributed to Preferred Equity Investors and 20% to the General Partner (the "Carried Interest").

Be advised that only proceeds on the interest, and not on the repayment of the principal, which the Company receives from Loans and returns from Company Investments will be eligible for distribution. Repayment of principal of either Loans or Company Investments will not be eligible to be distributed to either the General Partner or the Limited Partners (together, the "Partners") and will be available for investment by the Company, in the General Partner's sole discretion.

See "Compensation of General Partner" and "Calculating Distributions" for more detailed information regarding fees and distributions payable to the General Partner.

Preferred Equity Investors have no voting rights.

CAUTION: ALTHOUGH THE CASH FLOW FROM OUR PROJECTS AND LOANS WILL LARGELY BE ESTABLISHED BY CONTRACT IN ADVANCE, THERE IS NO GUARANTEE THAT OUR PROJECTS OR LOANS WILL GENERATE ANY POSITIVE CASH FLOW.

Risk Factors

BUYING CLASS A INVESTOR SHARES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT INVESTORS COULD LOSE SOME OR ALL OF THEIR MONEY. THIS SECTION DESCRIBES SOME OF THE MOST SIGNIFICANT FACTORS THAT THE COMPANY BELIEVES MAKE AN INVESTMENT IN THE CLASS A INVESTOR SHARES RISKY. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS. You should carefully consider the following risk factors in conjunction with the other information contained in this offering circular before purchasing the CLASS A INVESTOR SHARES.

The Track Record of Our Principals Does Not Guarantee Success: The principals of the Company and the General Partner have been involved in the solar industry for approximately 18 years, developing more than 500 solar projects. However, past performance is never a guaranty of future results, and the success of our principals in other solar projects does not guaranty that the Company will be successful.

We Have Not Yet Acquired Any Projects: As of the date of this Offering Circular, the Company has not acquired any Projects and has made one Loan. Therefore the Company has generated no revenue.

Risks Associated with Renewable Energy Projects: The market for renewable energy is changing rapidly. If renewable technology proves unsuitable for widespread commercial deployment or if demand for renewable energy products, especially solar energy products, fails to develop sufficiently, our Projects and Loans might not be able to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of renewable energy technology include, but are not limited to: cost-effectiveness of renewable energy technologies as compared with conventional technologies; performance and reliability of renewable energy products as compared with conventional energy products; and the success of other enabling technologies such as battery storage and Distributed Energy Resource Management Systems ("DERMS").

The Investment Environment May Change Over Time: The Company's investment in the Projects and Loans is intended to extend over a period of years, during which the business, economic, political, regulatory, and technology environment within which the Company operates may undergo substantial changes, some of which may be adverse to the Company. The General Partner will have the exclusive right and authority (within limitations set forth in the LP Agreement) to determine the manner in which the Company shall respond to such changes, and Limited Partners generally will have no right to withdraw from the Company or to demand specific modifications to the Company's operations in consequence thereof. A major recession or adverse developments in the securities or credit markets might have an impact on the Company's investments in the Projects and Loans. In addition, factors specific to the Projects and Loans may have an adverse effect on the Company.

Net Losses: Since we have not acquired any Projects and have made one (1) Loan, we do not have any revenue and are currently incurring net losses may continue incurring net losses in the future. If our operating expenses exceed our expectations, our financial performance could be adversely affected. If we are able to generate revenue, and our revenue does not grow to offset these increased expenses, we may never become profitable. In future periods, we may not have any revenue growth, or our revenue (if any) could decline.

Distributions to Investors: Whether to distribute operating cash flow or capital proceeds and how much to distribute, is at the sole discretion of the General Partner. No returns are guaranteed, and Investors will receive distributions only if the Company generates distributable cash flow from the Projects and Loans. Investors will not have any recourse in the event we are unable to pay distributions. Because we have not made any profit to date and have no current or accumulated earnings and profits, such cash distributions to Investors will be considered a return of capital for U.S. federal income tax purposes to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder's Class A Investor Shares. See "Management Discussion and Analysis of Financial Condition and Result of Operation-Distributions."

Distributions Generally: Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our General Partner in the acquisition of our Projects and Loans and the ability of our General Partner to source investment opportunities for us. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives. If we pay distributions from sources other than our cash flow from Projects and Loans, we will have less funds available for investments and your overall return will be reduced.

Competition: The Company intends to compete in the utility-scale, commercial and industrial ("C&I") and rural electrification segments of the solar markets of LATAM countries. Several multinational independent power producers ("IPPs") such as ENEL Green Power, AES, and Celsia currently service a large portion of the utility-scale segment and could even expand into smaller segments, including the C&I segment.

In addition to these multinational players, the Company faces competition from smaller, local developers that specialize in distributed generation and behind-the-meter solar solutions. Companies such as Erco Energía, Suncol, and Green Yellow are particularly active in the C&I segment.

The Company also intends to compete for rural electrification projects. As international funding for rural electrification projects increases (which we believe may occur due to new government regulations designed to encourage private investment and government-backed programs), new entrants in this space are likely to emerge.

Our Customers and/or Borrowers Might Default: The Company will have a variety of Customers and Borrowers, including businesses, retirement communities and schools. Some Customers could default. A default would hurt the Project in question financially, reducing the anticipated returns to Investors. Customers and Borrowers may face intense competition, changing business and economic conditions, risks of technological acceptance and obsolescence or other developments that may adversely affect their ability to pay. Within the limitations set forth in the LP Agreement, the General Partner will have the right and authority to cause the Company's investment management and liquidation strategies and procedures to deviate from those described in this Offering Circular.

We Might Own Only a Small Number of Projects: If the Company is successful in raising the current maximum offering amount of $50.0 million in this Offering, the Company would likely acquire or invest in between 50 and 100 Projects. If the Company raises significantly less than the maximum offering amount, it may not be able to invest in as many Projects. If the Company owns only a small number of Projects, Investors will be exposed to greater concentration risk.

Possible Changes in Governmental Policies: The Projects depend on the energy policies of the LATAM countries where we may invest.  These policies could expire, phase-out over time, require renewal by the applicable authority, or become a victim of political pressure. Certain governments in LATAM countries have instituted changes to their policies over the past several years. Some of those changes have positively affected our business while others have had a negative impact. The new policies could disfavor solar projects in general and our Projects in particular.

Delays in Connecting to Power Grid: The Projects must be physically connected to the power grid, a process that involves sophisticated engineering and government regulation. Delays are not uncommon. For example, the utility involved might be required to perform physical upgrades to allow for the safe and consistent generation, distribution, and/or transmission of electricity from a Project to the grid. Delays in the performance of the interconnecting utility's obligations to make such grid upgrades can negatively impact the financial performance of the Company.

Operational Risks: The Projects are subject to operating and technical risks, including risk of mechanical breakdown, failure to perform according to design specifications, labor and other work interruptions and other unanticipated events that adversely affect operations. The success of each Project, once built, depends in part upon efficient operations and maintenance.

Construction and Development Risks: In some cases, the Company will invest in Projects before construction is complete. Construction of any kind involves risk, including labor unrest, bad weather, design flaws, the unavailability of materials, fluctuations in the cost of materials, and labor shortages. Delays are common, which could adversely affect the economics of the Company.

Equipment Supply Constraints: The construction of renewable energy facilities relies on the availability of certain equipment that may be in limited supply, such as solar modules, trackers, inverters and monitoring systems. Much of this equipment comes from China. There is no guarantee that the production of this equipment will match demand, and this may adversely impact the ability to construct and the cost of the Projects.

Finding Credible Development Companies and Projects: Attracting and retaining relationships with Development Companies who can originate Projects with quality Customers is critical to the success of the Company (see "Investment Strategy"). If we are unable to acquire a large enough volume of quality Projects, our revenues may be lower than projected.

Risks Associated with Investments Outside the U.S.: All of the  Projects and Loans will be in LATAM countries. Projects and Loans outside the United States are subject to certain risks that generally do not apply to investments within the United States. Such risks include:

•       Historically, the markets of developing countries have been more volatile than the markets of developed countries.

•       Developing countries may have less developed legal and accounting systems. The legal systems of developing countries might be less reliable in terms of enforcing contracts.

•       The governments of developing countries may be more unstable and more likely to impose capital controls, nationalize a company or industry, place restrictions on foreign ownership and on withdrawing money from the country, and/or impose punitive taxes that could adversely affect prices.

•       The economies of developing countries may be dependent on relatively few industries that are more susceptible to local and global changes.

•       LATAM countries generally face security challenges, and the Projects can be vulnerable to theft, vandalism, and damage. Ensuring robust security measures is essential to mitigate these risks and protect Project assets. If we are unable to properly secure the Projects, the Projects could be negatively affected by crime, which could reduce our net income.

•       Development challenges, such as land acquisition, permitting delays, and poor infrastructure, can hinder progress and increase costs of the Projects. Navigating these obstacles is crucial to the successful development of our Projects. Ineffective land acquisition practices, slow reaction to permitting delays or selecting sites with poor infrastructure can negatively affect the financial performance of the Projects and the Company.

•       Investments in controlled foreign corporations ("CFCs") by United States persons are subject to tax and information reporting in the United States, and certain local taxes paid may not be creditable under the foreign tax credit rules. The United States may not have a tax treaty with a LATAM nation in which a Project operates, which would give rise to the risk of double taxation in certain circumstances.

Foreign Currency Exposure: The customer contracts entered into by the Projects and/or any Loans we provide may be denominated in foreign currencies and/or in United States dollars ("USD"). Contracts denominated in foreign currencies will be subject to fluctuations in the exchange rates, which could hurt (or help) the Company's returns. While the General Partner might be able to hedge the Company's foreign currency exposure to some degree, such hedging may be expensive and may not be entirely effective.

Imprecise Language Translations: All of the Company's legal contracts in LATAM will be written in English and either Portuguese or Spanish. Given that these languages have different historical and cultural roots, it is possible that some of the clauses and verbiage may not directly translate across languages and any deviation, especially with respect to some of the more technical terms, may cause misunderstandings that may negatively impact the business.

Risks Upon Disposition of Investments: If the Company sells a Project, it might be required to make representations about the business and financial affairs of the Project, and to indemnify the purchaser if those representations prove to be inaccurate or misleading. These arrangements may result in contingent liabilities.

Regulatory Risks: Regulatory risks pose significant challenges that can impact Project viability and returns. Governments in LATAM countries may alter renewable energy policies, tariffs, or incentive structures, affecting revenue and profitability. Delays or changes in permitting and licensing requirements are common and can disrupt construction and operational timelines. Additionally, grid interconnection rules may change, or access may be delayed, complicating energy distribution and contractual agreements. Shifts in political leadership can also lead to regulatory uncertainty, with inconsistent enforcement or sudden policy changes which could materially adversely affect our Projects.

Environmental compliance is another critical factor, as varying laws and assessments across countries can become stricter over time, potentially delaying or increasing Project costs. Local content requirements in some countries may further complicate procurement and raise expenses. Currency devaluation and tax policy changes also pose risks, especially for cross-border investors.

Our compliance with applicable local, state and federal laws, and other laws including (to the extent applicable) the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Investment Company Act of 1940, as amended (together with the Advisers Act, the "Acts") remains a critical factor in our operations. Neither the Company nor the General Partner believe that it is subject to the Acts. However, future regulatory changes or interpretations could restrict the Company's operations or require the Company to register under the Acts, which would cause increased regulatory costs and scrutiny, or other penalties.

Unavailability of Insurance Against Certain Catastrophic Losses: Certain losses of a catastrophic nature, such as earthquakes, wars, terrorist attacks or other similar events, may be either uninsurable or insurable at such high rates that to maintain such coverage would cause an adverse impact on the related Project. As a result, not all Projects may be insured against all possible risks. If a major uninsured loss occurs, the Company could lose both the amount it invested in and anticipated profits from the affected Project(s).

Potential Environmental Liability: The Projects, like any large-scale physical plant, could cause environmental contamination under some circumstances. Further, the SPEs (as hereinafter defined) could be found liable for environmental contamination that occurred before the Project was built. The cost of remediation and penalties could be very large.

Liability for Personal Injury and Damage to Property: The Company could be held liable for accidents and injuries at the Project site. The SPEs will carry insurance to protect against the potential losses, but the insurance might not be adequate.

Global or National Economic Conditions: An economic slowdown in a country where we invest could affect our Customers and/or Borrowers and therefore our Projects, Loans and Company Investments.

No Participation in Management: Investors will have no voting rights and no right to participate in the management of the Company or the Projects. Instead, the General Partner will make all decisions. You will have the ability to replace our management team only under very limited circumstances, as described in "Summary of LP Agreement and Authorizing Resolution."

Reliance on Management: The success of the Company and its Projects will depend in part on the skills of our General Partner and its management team. If our General Partner fails to retain its key personnel, the Company and its Investors could suffer.

Sale of Other Securities: The Company could, at any time, sell classes of Company shares other than those being offered by this Offering, for example, in a private placement (including, but not limited to, the sale of Reg D Shares). A different class of securities could have greater rights than those associated with the Class A Investor Shares, including but not limited to preferential rights to distributions.

Limitations on Rights in Investment Agreements: To purchase Class A Investor Shares, you are required to sign an investment agreement, in one of the forms attached hereto depending on your preferred method of investment, which shall either be the choice to (i) make a one time purchase of Class A Investor Shares, (ii) make an initial purchase of Class Investor Shares, followed by subsequent of purchases of Class A Investor Shares over a periodic basis or (iii) make an initial purchase of Class A Investor Shares, followed by subsequent purchases of Class A Investor Shares using the proceeds of distributions received from the Company  (such investment agreements, the "Investment Agreements"). The Investment Agreements will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

•       Any claims arising from your purchase of Class A Investor Shares must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

•       You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under Federal securities laws.

Following your initial purchase of Class A Investor Shares, you may to continue to participate in this Offering by electing to either (i) establish with the Company, a plan for you to automatically invest in the Offering on a periodic basis, subject to the terms of an Auto-Invest Agreement signed by you and the Company or (ii) to reinvest the distributions you receive from your Class A Investor Shares into the purchase of additional Class A Investor Shares, subject to the terms and conditions of the applicable Investment Agreement, signed by you and the Company.

General Partner's Drag-Along Rights: The General Partner may decide to sell the Projects or the Company at any time. Should the General Partner decide to sell the Company, Investors could be forced to sell their Class A Investor Shares at the direction of the General Partner according to the General Partner's drag-along rights granted to them in the LP Agreement (see "Summary of LP Agreement and Authorizing Resolution.").

Forum Selection Provision: Our Investment Agreements and our LP Agreement both provide that disputes will be handled solely in the state or federal courts located in the state of Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LPs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Section 27 of the Securities Exchange Act of 1934 (the "Exchange Act") provides that federal courts have exclusive jurisdiction over lawsuits brought under the Exchange Act, and that such lawsuits may be brought in any federal district where the defendant is found or is an inhabitant or transacts business. Section 22 of the Securities Act provides that federal courts have concurrent jurisdiction with State courts over lawsuits brought under the Securities Act, and that such lawsuits may be brought in any federal district where the defendant is found or is an inhabitant or transacts business. Investors cannot waive our (or their) compliance with federal securities laws. Hence, to the extent the forum selection provisions of the Investment Agreements or the LP Agreement conflict with these federal statutes, the federal statutes would prevail.

Waiver of Right to Jury Trial: The Investment Agreements and the LP Agreement both provide that legal claims will be decided only by a judge, not by a jury. The provision in the LP Agreement will apply not only to an Investor who purchases Class A Investor Shares in the Offering, but also to anyone who acquires Class A Investor Shares in secondary trading. Having legal claims decided by a judge rather than by a jury could be favorable or unfavorable to the interests of an owner of Class A Investor Shares, depending on the parties and the nature of the legal claims involved. It is possible that a judge would find the waiver of a jury trial unenforceable and allow an owner of Class A Investor Shares to have his, her, or its legal claim decided by a jury. In any case, the waiver of a jury trial in both the Investment Agreements and the LP Agreement do not apply to claims arising under the federal securities laws.

Conflicts of Interest: The interests of the Company and the General Partner could conflict with the interests of Investors in a number of ways, including:

•       Our General Partner and its officers perform similar roles for other entities that are affiliated with the General Partner and are not required to devote all of their time and effort to the Company and are only required to devote such time to our affairs as their duties require.

•       Our General Partner will receive fees based, in part, on the amount of cash flow the Company generates. The General Partner might, therefore, have an incentive to raise more capital, and invest in more Projects and Loans, than they would otherwise, leading them to invest in borderline Projects and Loans.

•       The entire business of the General Partner consists of investing in solar projects, including solar projects in LATAM. There could be conflicts between Projects they decide to invest in through the Company and projects they invest in through other vehicles.

Risk of Failure to Comply with Securities Laws: The Offering relies on an exemption from registration with the SEC pursuant to Regulation A. If the Offering did not qualify for exemption from registration under the Securities Act, the Company could be subject to penalties imposed by the federal government and state regulators, as well as to lawsuits from Investors.

No Market for the Class A Investor Shares; Limits on Transferability: There is currently no established market for the Class A Investor Shares. An Investor who wishes to sell or otherwise transfer their Class A Investor Shares may be limited because:

•       There will be no established market for the Class A Investor Shares, meaning the Investor could have a hard time finding a buyer for its shares.

•       Although the Company offers a Redemption Plan, there is no guarantee that an Investor who wants to sell his, her, or its Class A Investor will be able to do so.

•       Class A Investor Shares may not be transferred without the Company's consent, which we can withhold in our sole discretion. The Company also has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred.

Our General Partner reserves the right to reject any Redemption Request for any reason or no reason or to amend or terminate the Redemption Plan without prior notice. Therefore, you may not have the opportunity to make a Redemption Request prior to a potential termination of the Redemption Plan and you may not be able to sell any of your Class A Investor Shares back to the Company pursuant to the Redemption Plan. Moreover, if you do sell your Class A Investor Shares back to the Company pursuant to the Redemption Plan, you may not receive the same price you paid for the Class A Investor Shares being redeemed. In addition, pursuant to our Redemption Plan, an Investor may only (a) have one outstanding Redemption Request at any given time and (b) request that we redeem up to $50,000 worth of Class A Investor Shares per each Redemption Request.

For more information regarding the Redemption Plan, see "Redemption Plan".

"Best efforts-no minimum" offering. The Offering is a "best efforts" basis and does not require a minimum amount to be raised. This means that any investment made could be the only investment in this Offering, leaving the Company without adequate capital to pursue its business plan. If we are not able to raise sufficient funds, we may not be able to fund our investment strategy as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, the Company is not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, the Company does not have (i) a board of directors of which a majority consists of "independent" directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange's requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange's requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of the Company's internal controls.

The Company is an "Emerging Growth Company" Under the JOBS Act: As of the date of this Offering Circular, the Company qualifies as an "emerging growth company" under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Exchange Act and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions - and the status of the Company as an "emerging growth company" in the first place - will not be relevant unless and until the Company becomes a public reporting company.

The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an "issuer" (as defined under Section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers. As a result, owners of Class A Investor Shares might not receive the same disclosures as if the Company had not made this election.

For example, because we are an emerging growth company, you will not be able to depend on any attestation from our independent registered public accounting firm as to our internal control over financial reporting for the foreseeable future. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the Commission or the date we are no longer an "emerging growth company" as defined in the JOBS Act. Accordingly, you will not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accounting firm for the foreseeable future.

Breaches of Security: It is possible that our Platform, systems or the systems of third-party service providers could be "hacked," leading to the theft or disclosure of confidential information Investors provide to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, the Company, General Partner and our service providers may be unable to anticipate these techniques or to implement adequate defensive measures.

Unanticipated changes in our tax laws that may impact us, the enactment of new tax legislation, or exposure to additional income tax liabilities could affect our profitability: We are obligated to comply with income tax laws in the regions where we operate, including recent changes like the Inflation Reduction Act. These evolving tax regulations could impact our financial health. We also face potential tax audits that may result in additional tax assessments, with uncertain outcomes. Changes to our effective tax rate, driven by shifts in our operational structure, could have significant effects on our financial well-being.

The General Partner relies on an exemption from registration as a broker-dealer: The General Partner relies on an exemption from the Securities Exchange Act of 1934 in order to conduct certain administrative activities on behalf of the Company in connection with the Offering and as such, has not registered as a broker-dealer either with the SEC or with the Financial Industry Regulatory Authority ("FINRA"). If the SEC or FINRA were interpret such exemption differently or to otherwise determine that the General Partner has engaged in brokerage activities that require registration, which may include the sale of the Class A Investor Shares on the Platform, the General Partner may need to discontinue or suspend certain operations, which would likely be harmful to its and the Company's business and reputation. In addition, if the General Partner is found to have operated as a 'broker-dealer' without being properly registered, there is a risk that the Class A Investor Shares offered and sold while the General Partner was not registered may be subject to a right of rescission, which may result in the early termination of the Offering. If a number of Investors were to obtain rescission, the Company would face significant financial demands which could adversely affect the Company as a whole, as well as any non-rescinding Investors. An unregistered broker-dealer may also face sanctions, penalties and enforcement actions by regulatory authorities.

Dilution

The price of Class A Investor Shares was determined by our General Partner (see "Price of Class A Investor Shares"). The Company sells shares to raise capital for the purchase and construction of Projects and to issue Loans. As new Investors purchase Class A Investor Shares (or other classes of stock, see "Other Concurrent Offerings"), existing Investors may be temporarily diluted until new Projects are acquired and/or constructed and new Loans are originated and contribute to monthly cash flow. Cash in treasury may be invested into Company Investments to optimize yield and minimize the dilution impact. Such Company Investments will not earn as high of a return as we expect to earn on our investments in Projects and Loans.

Additionally, we may in the future offer additional classes and/or series of Investor Shares (such as in the Reg D Offering) or other securities convertible into or exchangeable for such class or series of Investor Shares. Although no assurances can be given that we will consummate a financing, in the event we do, or in the event we sell additional classes and/or series of Investor Shares (such as in the Reg D Offering) or other securities convertible into shares of our Class A Investor Shares in the future, additional and substantial dilution will occur.  In addition, investors purchasing Class A Investor Shares or other securities in the future could have rights superior to Class A Investor Shares Investors in this Offering. Subsequent offerings at a lower price (a "down round") could result in additional dilution.

Plan of Distribution and Selling Securityholders

The Company is offering to sell up to $50,000,000 of Class A Investor Shares to the public. This Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the Offering. Further, the acceptance of subscriptions, whether via the Platform or otherwise, may be briefly paused at times to allow us to effectively and accurately process and settle subscriptions that have been received.

The Offering will commence as soon as this offering statement is "qualified" by the SEC and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law.

Only the Company is offering securities in this Offering. None of our existing officers, directors, or stockholders (including the General Partner) are offering or selling any of their securities of the Company in this Offering.

The Company is not using an underwriter or broker to sell the Class A Investor Shares and is not paying commissions. Class A Investor Shares will be offered and sold only through the Platform.

This is a "best efforts - no minimum" offering. This means that the Offering does not have a minimum threshold amount that we must raise before we can have a closing. Even if a very small number of Class A Investor Shares are sold, the Company does not plan to return funds to Investors.

The Company reserves the right to reject any subscription to purchase Class A Investor Shares in this Offering in whole or in part and for any reason (or no reason). If the Company rejects an investment, it will promptly return all the Investor's money without interest or deduction.

Anyone can buy Class A Investor Shares. The General Partner does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering (see "Limit on the Amount a Non-Accredited Investor Can Invest").

After the Offering has been "qualified" by the SEC, the General Partner intends to advertise the Offering using the Platform and through other means, including public advertisements, social media and audio-visual materials, in each case, only as we authorize and in compliance with the rules and regulations of Regulation A. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Investor Shares, the advertising materials will not give a complete understanding of this Offering, the Company, or the Class A Investor Shares and are not to be considered part of this Offering Circular.

The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in Class A Investor Shares.

Other Concurrent Offerings

In addition to this Regulation A offering, the Company may conduct concurrent private offerings of securities under Rule 506(c) of Regulation D of the Securities Act of 1933. These private offerings (the "Reg D Offerings") will be open exclusively to verified accredited investors and may be offered through general solicitation and advertising, in compliance with applicable securities laws. Each of these classes of Company shares ("Reg D Shares") offered to investors participating in these private offerings (the "Reg D Investors") shall participate in distributions with the Investors on a pari passu basis.

Securities sold pursuant to Regulation D will not be registered with the SEC and will be subject to transfer restrictions.

Proceeds from the Regulation D offering will be combined with proceeds from this Offering and used by the Company for the same common purpose (see "Use of Proceeds"). While proceeds from each offering may be used to acquire overlapping or similar energy infrastructure assets, the Company will maintain separate accounting of capital raised under each offering and allocate capital in a manner consistent with the rights and expectations of each investor class.

Use of Proceeds

We expect to use all of the net proceeds of this Offering, after marketing expenses, to acquire, develop and construct Projects and to issue Loans. Proceeds waiting to be invested into Projects and Loans may be invested into Company Investments like government bonds or money market accounts. The Company expects to use Offering proceeds to fund new Projects and Loans. For more information regarding our investment strategy, see "Description of Business-Investment Strategy". For more information regarding current Projects and Loans, see "Description of Property".

We expect to pay for operating expenses at the Company with cash flow from the Projects and Loans, but if the Projects and Loans have not earned enough revenue to pay for any given operating expense, the General Partner may use the proceeds from this Offering to pay such operating expense. The types of operating expenses that the Company expects to pay are described in "Our Operating Costs and Expenses".

The capital raised in this Offering will not be used to compensate officers or directors because the Company has no employees. However, Offering proceeds may be used to pay fees owed to the General Partner and its affiliates (see "Compensation of General Partner"). The Company does not expect to pay fees to the General Partner from the proceeds of the Offering. Fees are instead expected to be paid with revenue produced by the Projects, Loans and Company Investments. However, it is possible that the revenue would be insufficient to pay management fees, at which time, fees may be paid for from the proceeds of this Offering.

The General Partner may make short term advances to the Company to make payments on an as-needed basis. The General Partner has also secured a loan on behalf of the Company. We do not anticipate any additional sources of capital apart from funds from operations, the advances, funds generated through this Offering (and other concurrent offerings) and the loan to fund the Projects and Loans and to cover marketing expenses.

It is important to note that no capital will be allocated to any Project or Loan until it has received formal approval from the Investment Committee and has been reported in accordance with the appropriate procedures (see "Investment Committee").

We might invest in Projects or Loans using the General Partner's capital before we have raised enough capital from Investors. In that case, we will replace the General Partner's capital with capital from Investors as soon as we raise it. To the extent the General Partner or its affiliates invest capital, they will do so on the same price and terms as other Investors (see "Compensation of General Partner").

The table below sets forth our estimated use of proceeds from this Offering assuming we sell $50.0 million in Class A Investor Shares.  This is a "best effort" offering. This Offering does not have a minimum to close. The Company is not paying commissions to underwriters, brokers, or anyone else in connection with the sale or distribution of the Class A Investor Shares. In some cases, retirement custodians, investment advisers, and other intermediaries will offer to invest on behalf of their clients. In such cases, the custodian, adviser, or intermediary will be paid a fee from their client's invested funds. In such cases, the client (rather than the Company) is paying those fees.

	Maximum Offering	10% of Maximum	25% of Maximum	50% of Maximum
	Amount (1)	Amount	Amount	Amount
Gross Offering Proceeds	$50,000,000	5,000,000	12,500,000	25,000,000
Less Marketing Expenses (1)	$2,500,000	250,000	625,000	1,250,000
Net Proceeds from this Offering	$47,500,000	4,750,000	11,875,000	23,750,000
Estimated Amount Available for Projects and Loans	$47,500,000	4,750,000	11,875,000	23,750,000
TOTALS	$50,000,000	5,000,000	12,500,000	25,000,000
(1)   The Company will reimburse the General Partner in an amount up to 5% of proceeds from this Offering to pay for organization and offering expenses, including marketing expenses. Any such amounts in excess of such 5% will be paid, without reimbursement, by the General Partner.

The Company reserves the right to change the above use of proceeds without notice if the General Partner believes it is in the best interests of the Company.

description of business

Offices and Employees

The Company's offices are located at 52 Main Street, Chester, CT 06412. The Company itself has no employees. Rather, the Company has engaged the General Partner to manage the Company and utilizes employees and services provided by the General Partner as described more fully in the section "Directors, Executive Officers & Significant Employees".

Company Overview

Energea Portfolio 5 LATAM LP is a limited partnership, treated as a "C" corporation for United States federal and state income tax purposes, and organized under the laws of Delaware as of August 7, 2023. The Company and its day-to-day operations are managed by Energea Global LLC (the "General Partner" or "Energea Global"). The Company was created to invest in the acquisition, development, and operations of solar energy projects in LATAM (each a "Project"). The Company may also lend money to Development Companies and use solar projects as collateral rather than acquiring Projects for direct ownership (each a "Loan").  As of the date of this Offering Circular, we have not yet begun operations other than those associated with general start-up and organizational matters. We currently do not have any Projects and we have not received payments on the one (1) Loan we have made and therefore we have not generated any revenue (see "Description of Property").

The primary sources of revenue for the Company will come from payments made by customers who buy energy from the Projects ("Customers") and borrowers who make principal and interest payments on Loans ("Borrowers"). The Company's profitability depends on generating revenues from Projects and Loans that exceed the operating costs (see "Our Operating Costs and Expenses").

We expect that Projects will be owned by special-purpose entity (each a "SPE"). We anticipate that each SPE will be organized in the country where the Project is located.

The Company generally plans to hold the Projects indefinitely, creating a reliable stream of cash flow for Investors. Should the Company decide to sell Projects in the future, however, the General Partner would consider the following factors:

•       Yield and Cashflow: Many investment funds look for reliable cashflows generating a targeted yield. With both revenue and most expenses locked in by contract, the cash flow from any Project should be predictable and consistent for as long as 25 years.

•       Project Consolidation: Some of the Projects will be too small or unusual for institutional buyers to consider purchasing on their own. The Company could package these Projects into a larger, more standardized portfolio that will be attractive to these larger, more efficiency-focused players. In the aggregate, a portfolio of Projects might be expected to generate 50+ megawatts of power with relatively uniform power contracts, engineering standards, and underwriting criteria. A portfolio of that size can bear the fees and diligence associated with an institutional-grade transaction or securitization.

•       Cash Flow Stabilization: When the Company buys a Project, it will typically share the construction or repowering risk with the Development Company that originated the Project. Larger investors are generally unwilling to take on construction risk and will invest only in Projects that are already generating positive cash flow, referred to as "stabilization". Thus, the Company may acquire Projects before stabilization and sell them after stabilization. Institutional investor interest in the Portfolio should increase as the portfolio stabilizes.

•       Increase in Residual Value: When the Company acquires a Project, the appraisal will be based solely on the cash flows projected from executed Power Purchase Agreement (see "Summary of Supporting Contracts"), with no residual value assumed for the Project. We believe that there is a high probability that a Project will continue to create revenue after its initial contract period in the form of a contract extension, repositioning, or sale of energy into the merchant energy markets. This creates a sort of built-in "found value" for our Projects, which may be realized upon sale.

Investment Strategy

Development Companies

The Company will source most of its Projects from other companies who specialize in developing solar projects in LATAM ("Development Companies"). The Company's relationship with Development Companies may take several different forms. A Development Company might: (i) identify a potential project and permit, engineer and construct it, (ii) provide operations and maintenance support for a Project after it is built or (iii) sell a Project to us and exit entirely.

Development Companies are compensated for their work and their risk. As of the date of this Offering Circular, the General Partner does not own a Development Company in LATAM and as of the date hereof, and in the future, the Company expects to acquire all Projects from unrelated Development Companies. The General Partner may create or acquire a Development Company if Projects from third parties become overpriced, if an exceptional market opportunity presents itself or if deal flow is slow and we require additional development capacity. If the Company were to acquire a Project from a Development Company that is related to the General Partner or an affiliate of the General Partner, we will cap the related-party origination fee at 5.0% of the overall Project's cost, which we believe is below the standard market rate for developing a Project (see "Compensation of General Partner").

Projects

The General Partner reviews Projects submitted by the Development Companies and seeks to identify Projects that we believe represent the greatest opportunity for potential risk-adjusted returns. We are specifically searching for Projects in countries with what we believe to be favorable economic conditions, large addressable markets and well-defined renewable energy policies, like Colombia, Panama, Chile, Uruguay and Costa Rica. Our preference would be to invest in Projects with credible Customers, albeit adjusted for the context of LATAM economies.

We expect to invest primarily in Projects with the following characteristics:

•       Locations: We select locations based primarily on:
o   Demand for alternative energy;
o   Efficient access for maintenance;
o   Interconnection points with the electricity grid;
o   Acceptable security risks. The Company tries to avoid selecting Projects in locations with high crime areas which could expose the Project to an increased risk of theft and vandalism;
o   Solar irradiance; and
o   Country and local-level policies that enable the development of renewable energy projects.

•       Right to Site: We expect that some Projects to be owned by the Company will be installed on Customer's rooftops, while others will be located on remote parcels of real estate. In either scenario, the Company, and more specifically, the SPE, will obtain rights to access the Project to construct and maintain the Project ("Site Access"). For rooftop Projects, Site Access is most-commonly granted through the Power Purchase Agreement with the Customer. For Projects on remote real estate, the SPE will either purchase or lease the property to ensure adequate Site Access is obtained.

•       Operation and Maintenance: The SPEs will hire a company to perform some or all of the services necessary to maintain each Project in good working order. This includes preventative maintenance (such as inverter diagnostics, cleaning inverter fans and string testing), emergency maintenance (which is when a technical crew is dispatched to a Project to address an unexpected issue that occurred in the field), modules cleaning, site security and landscaping.

•       Connecting Projects to the Electric Grid: Most Projects acquired or constructed by the Company will require permission to interconnect to the local electric grid ("Interconnection"). This permission is granted by the local interconnecting utility company through an interconnection agreement and an associated permission to operate. In the case of certain smaller projects, interconnection rights may be granted through national and utility policy and not require an individual interconnection agreement.

•       Minimum Technical Requirements ("MTR"): All technical aspects of each Project we invest in must meet the Company's MTR. The MTR is a comprehensive list of all venders and equipment makes/models which have gotten through the General Partner's due diligence process and are acceptable for use in the Projects. We analyze venders and the equipment they make to predict the field performance of the equipment and the financial strength behind warranties and guarantees. In addition to tracking venders and materials used in the construction, we also track best installation practices through the MTR. Each Project leaves lessons learned, and those lessons are incorporated into the collective memory of the General Partner by being added to the best practices component of the MTR.

•       Country-Level Policies and Environmental Commodities: Some countries in LATAM have certain policies to promote the development of renewable energy projects. There are a wide range of policy types that include carbon credits, property and sales tax exemptions, net metering and community solar (referred to as "DG" in the Colombian context). The Company will seek to optimize those country-level policies with the belief that it will increase the expected return on investment for Investors which may include transactions with third parties to monetize carbon and renewable energy credits.

•       When the Company Invests in Projects: Normally, the Company will not invest in a Project until the applicable contracts named above in Rights to Site and Connecting Projects to the Electric Grid have been negotiated and executed.

Thus, in most cases, Investors are not exposed to significant Project-level risks until all these agreements are executed. However, the General Partner might make exceptions for Projects which we believe to be exceptionally promising. The General Partner will have sole discretion over whether to acquire or invest in a Project. See "Risk Factors" for more information.

Loans

The Company intends to provide Loans to Borrowers in LATAM or with U.S. companies that do business in LATAM. Borrowers will usually be Development Companies or single-purpose entities which own solar projects. These Loans will be designed to finance the development of new solar energy projects while relying on the credit of existing projects or other collateral that rests on the balance sheet of the Borrower as collateral. Each time a new project reaches commercial operation; it contributes to the Borrower's overall collateral which allows the Company to extend additional credit to the Borrower.

•       Loan Issuance: As the Company raises capital through this Offering, the General Partner may lend some or all of it to Borrowers each month. Each disbursement will be amortized on a separate amortization schedule which adheres to the terms and conditions of the Loan Agreement (see "Summary of Supporting Contracts").

•       Collateral: The Loans will be senior debt and collateralized by a pledge of the shares in the Borrower's enterprise which includes solar projects held on the corporate balance sheet. Thus, by serving as the sole lender to a Borrower, the solar projects act as the primary form of collateral. As Loans are issued, the Borrower will use the loan proceeds to develop and construct more projects which are added to the overall collateral calculations.

As the Projects achieve commercial operation, the Borrower's customer will begin to make payments to our Borrower for energy produced by the Projects. In some cases, payments from the customers to our Borrower will be made directly to a segregated account controlled by the Company. As a condition to close a Loan, the Borrower will grant the Company controlling rights to the trust account and/or collateralized assets, in the event of a default, the General Partner can easily step into the Borrower's cash flow to prevent revenue leakage during a default event. We believe the Company will be particularly well-suited to issue Loans when solar projects act as collateral due to our General Partner's extensive experience owning and operating solar projects.

•       Loan Management: The General Partner will oversee the performance and compliance of Borrowers and the associated collateral. Their responsibilities include continuous monitoring of construction progress, energy production and cash flows to help ensure that loan terms are met. By working closely with the Borrowers and their projects, we expect to mitigate risks associated with project delays and underperformance which could impair the Borrower. Close scrutiny of underlying projects during due diligence and loan servicing will also ensure an efficient step-in during a default scenario.

Investment Committee

When we find a Project or Loan that meets the fundamental criteria described above, we consider the opportunity at a multi-disciplinary committee of experienced renewable energy executives of the General Partner ("Investment Committee"). To approve a Project or Loan for funding, a unanimous approval of the investment by the Investment Committee is required to move forward. A copy of the memorandum prepared by the General Partner for each Project or Loan will be provided to Investors on the Platform and in our filings with the SEC through "Form 1-U" and 253(g)(2) filings. As of the date of this Offering Circular, the Investment Committee consists of the members outlined in the table below:

Name	Title	Due Diligence Responsibility
Arthur Issa / Daniel Chavez	Financial Analyst	Review historical financials and prepare projections for each Project and Loan incorporating cash flow, tax, technical and energy market variables.
Dave Rutty	Project Analyst	Compiles the IC Memos for Projects.
Francielle Assis	HR & HSEC Legal Coordinator	Examines the area where a Project is located for environmental, emergency services and community-related risk factors.
Isabella Mendonca	General Counsel	Examine and/or prepares all documents related to a Project or Loan to ensure contracts meet Energea Global's requirements.
Juan Carvajales	Loan Analyst	Compiles the IC Memo for Loans.
Julio Cezar dos Santos de Morais	Electrical Engineer	Ensures all Projects meet our MTR. Produces a "punch list" of failures to be remedied if necessary.
Mike Silvestrini	Managing Partner	Originates and negotiates most investment opportunities.
Paulo Vieira	Director of Operations & Maintenance	Confirms cost and strategy for operating and maintaining Project investments.

Specific Market Analysis

The General Partner is actively evaluating several solar markets across LATAM, with a particular focus on distributed generation opportunities that align with the Company's investment strategy. These include a range of Projects-from rooftop and behind-the-meter systems to larger installations up to 10 MW-that deliver power directly to large commercial and industrial users, utilities, or end customers through structured "community solar" programs ("DG"). As demand grows across the region for affordable, clean, and resilient power, we believe that the DG segment presents a compelling opportunity to deploy capital efficiently while maintaining high standards for risk management and yield.

LATAM presents a diverse landscape for DG solar investment, shaped by strong solar irradiance, evolving regulatory support, rising electricity demand, and a growing private-sector appetite for decarbonization. The General Partner is currently prioritizing markets such as Colombia, Chile, Panama, and select Caribbean nations-each offering different catalysts for DG development. While the opportunity set is broad, the General Partner follows a deliberate, memo-driven process and will publish a formal market analysis prior to making any investments-either in Projects or Loans-in any new market. These memos include thorough evaluations of the local regulatory environment, counterparty risk, solar economics, financing conditions, and alignment with the Company's core investment objectives.

Colombia is the first approved market in our portfolio due to what we believe to be a combination of compelling policy support and strong fundamentals in the DG space. With a grid historically reliant on hydropower and increasingly exposed to climate-driven variability, Colombia is actively diversifying its energy mix. The regulatory foundation, including Law 1715, has enabled solar development through favorable net billing, tax incentives, and long-term power purchase agreements. The DG market, in particular, is supported by rising demand from large energy users seeking reliability and cost savings - whether through on-site installations, private PPAs, or community-based solar participation. We believe these conditions make Colombia an ideal starting point for the Company.

We believe that Chile also presents a mature DG opportunity set, with some of the best solar irradiance in the world and a transparent, liberalized energy sector. The market supports both net billing and merchant DG models, with promising potential in commercial-scale systems and hybrid storage applications. We believe that Panama, while more modest in scale, offers a stable macroeconomic backdrop, dollarized currency, and recent regulatory advances in net metering and renewable incentives that support commercial solar uptake. Select Caribbean markets - such as the Dominican Republic, Jamaica, and Barbados - are pursuing aggressive clean energy transition plans, and DG projects in those countries are expected to offer high avoided-cost economics in diesel-dependent grids, often backed by multilateral climate finance.

While the General Partner continues to explore these markets, investment activity will be limited to jurisdictions where a full market memo has been completed, reviewed, and approved. These memos serve as the foundation for all subsequent Project or Loan originations, ensuring that every investment is grounded in analysis and aligned with the Company's strategic mandate.

The following table highlights the first approved market-Colombia-along with its corresponding Investment Committee memo which details the General Partner's analysis and due diligence of the market:

Location	Product	Target Investment	Market Analysis
Colombia	Helios Loan*	$100,000,000*	Exhibit 99.1
* The Helios Loan is a revolving Loan and this amount represents the aggregate amount of loans which may be made under the Helios Loan. The Company has the right but not the obligation to fund amounts under the Helios Loan.

Competition

Our net income will depend, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We expect to compete with many other entities engaged in renewable energy in the LATAM market, including individuals, corporations, and private funds, many of which have greater financial resources and lower costs of capital than we have.

There are numerous companies with investment objectives similar to ours. That said, the industry is going through a consolidation phase where a large pool of market participants is being consolidated into a smaller group of "successful" enterprises. Thus, we believe that we will have fewer competitors today than we would have had five years ago, but those competitors are generally larger and more sophisticated than those that have folded or sold their position in the market.

Competitive variables include market presence and visibility, amount of capital to be invested per Project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the Projects that we have targeted for acquisition.

Although we believe that we are well-positioned to compete effectively in each facet of our business, there is competition in the market and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to grow the portfolio in the future and conduct our business effectively.

Our Revenue and Income

The revenue will come from our Projects and the interest portion that we will receive from Borrowers on our Loans as well as the interest we may earn from any Company Investments. The Company expects to generate cash flow by opportunistically selling Projects, assigning Loans to other parties, and collecting Liquidated Damages from contractors.

Our Revenue Recognition Policy follows ASC-606 which is a five-step procedure:

Procedure	Example
Step 1 - Identify the Contract	Power Purchase Agreement or Loan Agreement
Step 2 - Identify the Performance Obligations	Delivery of electricity from solar plant or the issuance of debt
Step 3 - Determine the Transaction Price	Amount contractually signed with Customer or Borrower
Step 4 - Allocate the Transaction Price	Obligation is satisfied by transferring control of the electricity produced to the Customer
Step 5 - Recognize Revenue	At a point in time when the Customer or Borrower is invoiced

Our Operating Costs and Expenses

The Company expects to incur a variety of costs and expenses, including:

•       banking fees;

•       legal expenses;

•       payments to the General Partner for fees;

•       fees to wire money from LATAM countries to the U.S.;

•       payments to U.S. states to comply with their respective securities law ("Blue Sky Laws");

•       debt service and transactional payments (where we borrow money at the Company level);

•       annual financial audit expenses;

•       U.S. taxes;

•       LATAM taxes.

The Projects will also incur a variety of costs and expenses, including:

•       payments to third parties to operate and maintain the Projects;

•       lease payments to landowners;

•       debt service and transactional payments (where we borrow money at the Project level);

•       utilities;

•       on-site security;

•       payments to the third party that manages customer electric bill credits;

•       taxes paid to LATAM governments;

•       banking fees;

•       trust fees;

•       project insurance.

To date, the Company has paid $34,705.89 in expenses.

U.S. and Colombia Taxes

This Offering Circular is not providing, or purporting to provide, any tax advice to Investors.  Every potential Investor is advised to seek the advice of his, her or its own tax professionals before making this investment. The securities sold in this Offering may have issues related to taxation at many levels, including tax laws and regulations at the state, local and federal levels in the United States, and at all levels of government in non-U.S. jurisdictions.

It is impractical to comment on all aspects of federal, state, local and foreign tax laws that may affect the tax consequences of participation in the Company. Therefore, each prospective Investor should satisfy himself, herself or itself as to the tax consequences of participating in the Company by obtaining independent advice from his, her or its own tax advisers. Furthermore, while the Company will furnish to you any information required to be provided to you under applicable tax laws, preparation and filing of each Investor's tax returns shall be such Investor's responsibility.

The following summarizes certain federal income tax consequences of acquiring Class A Investor Shares. This summary is based on the current tax laws of Colombia, the current U.S. Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations issued by the Internal Revenue Service ("Regulations"), and current administrative rulings and court decisions, all as they exist today. All of these tax authorities could change in the future (and such change may possibly be retroactive so as to result in different U.S. federal income tax consequences from those set forth below).

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Colombia Taxes

Interest and other income received by the Company from sources within Colombia, including payments under Loans or other credit arrangements, may be subject to Colombian withholding tax. Under current law, interest paid to non-resident lenders is generally subject to a withholding tax rate of 15%, subject to exceptions or reductions under applicable tax treaties or special regimes. Capital gains realized by the Company on the sale or disposition of certain Colombian assets may also be subject to Colombian income or capital gains tax at a rate of 10%, depending on the nature and situs of the asset, and whether any treaty relief is available.

Dividends distributed by Colombian entities to the Company may be subject to Colombian dividend withholding tax at a rate of 10% if paid from profits previously taxed at the corporate level, or at a higher grossed-up rate if paid from untaxed profits. Value-added tax ("VAT") is generally not imposed on interest or loan principal payments, but certain services provided in Colombia may be subject to VAT, currently at a standard rate of 19%, depending on the location and nature of the service.

The tax treatment of the Company's income from Colombia will depend in part on the nature of its investments, the characterization of such income under Colombian law, and the Company's ability to avoid creating a taxable presence in Colombia. Investors should be aware that Colombian tax laws are subject to change and may be interpreted or applied in a manner that results in adverse tax consequences to the Company or the Investors. Investors are urged to consult their own tax advisors regarding the Colombian tax consequences of an investment in the Company in light of their particular circumstances.

Please note that any investment in any other LATAM countries may have different tax effects than those described herein with respect to Colombia.

U.S. Federal Income Taxes

The following is a summary of certain material United States federal income tax consequences of the ownership and disposition of the Class A Investor Shares but does not purport to be a complete analysis of all the potential tax considerations relating thereto.  Except as explicitly set forth below, this discussion is limited to U.S. Holders (defined below) who hold the Class A Investor Shares as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under the laws of any United States state or local or any non-United States jurisdiction or under United States federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an Investor's particular circumstances or to Investors that may be subject to special tax rules.

As used herein, the term "U.S. Holder" means a beneficial owner of the Class A Investor Shares that is, for U.S. federal income tax purposes, an individual citizen or resident of the United States, a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state or political subdivision thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons control all of the substantial decisions of the trust or if a valid election is in place to treat the trust as a U.S. person.

In addition, if a partnership, including any entity or arrangement, domestic or foreign, classified as a partnership for United States federal income tax purposes, holds Class A Investor Shares, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold Class A Investor Shares, and partners in such partnerships, should consult their tax advisors.

Classification as a Corporation

The Company is a Delaware limited partnership but has affirmatively elected to be treated as a corporation under Subchapter C of the Code for federal income tax purposes.  Thus, the Company will be taxed at regular corporate rates on its income before making any distributions to holders of Class A Investor Shares as described below.

The General Intangible Low-Tax Income ("GILTI") tax on foreign investments is more favorable to our investors under a corporate tax structure as opposed to a partnership, where the tax on international assets would be levied on individuals. Under a partnership, an investor would be responsible for 37% of all foreign profits generated from an international investment. A corporate tax structure allows the corporation to realize foreign tax credits. Under this corporate tax reporting structure, the corporate entity would only pay 21% tax on 50% of the foreign profits after foreign tax credits have been applied.

Taxation of Dividends

The income of the Company will consist primarily of cash available for distribution ("CAFD") received from the SPE in the form of a dividend. Because the SPEs will be foreign corporations, these dividends will be "non-qualified dividends" within the meaning of the Code and therefore subject to tax at ordinary income tax rates ("qualified dividends," including dividends from most U.S. corporations, are subject to tax at preferential rates).

Foreign Tax Credit

The Company, but not the Investors, might be entitled to credits for taxes paid by the SPEs in LATAM. Taxes imposed in LATAM which are not imposed on income may not receive a foreign tax credit.

Taxation of Distributions to Investors

Distributions to U.S. Holders out of the Company's current or accumulated earnings and profits, if any, will be taxable as dividends. A non-corporate U.S. Holder who receives a distribution constituting "qualified dividend income" may be eligible for reduced federal income tax rates. U.S. Holders are urged to consult their tax advisors regarding the characterization of corporate distributions as "qualified dividend income." Dividends received by a corporate U.S. Holder may be eligible for the corporate dividends-received deduction if certain holding periods are satisfied. Distributions in excess of the Company's current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder's Class A Investor Shares. Rather, such distributions will reduce the adjusted basis of such U.S. Holder's Class A Investor Shares. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. Holder's adjusted basis in its Class A Investor Shares will be taxable as capital gain in the amount of such excess if the Class A Investor Shares are held as a capital asset. In addition, Section 1411 of the Code imposes on individuals, trusts and estates a 3.8% tax on certain investment income (the "3.8% NITT").

Taxation Upon the Sale or Exchange of Class A Investor Shares

Upon any taxable sale or other disposition of Class A Investor Shares, a U.S. Holder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between the amount of cash and the fair market value of any property received on such disposition; and the U.S. Holder's adjusted tax basis in the Class A Investor Shares. A U.S. Holder's adjusted tax basis in the Class A Investor Shares generally equals his or her initial amount paid for the Class A Investor Shares and decreased by the amount of any distributions to the Investor in excess of the Company's current or accumulated earnings and profits. In computing gain or loss, the proceeds that U.S. Holders receive will include the amount of any cash and the fair market value of any other property received for their Class A Investor Shares, and the amount of any actual or deemed relief from indebtedness encumbering their Class A Investor Shares. The gain or loss will be long-term capital gain or loss if the Class A Investor Shares are held for more than one year before disposition. Long term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 20% (plus any applicable state income taxes) plus the 3.8% NIIT.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company's income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year.

Tax Returns and Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his or her federal income tax returns, if any; provided, however, the Investors shall be responsible for determining their adjusted basis in their respective Class A Investor Shares. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Class A Investor Shares. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors.

Each Investor must either report Company items on his or her tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other U.S. Tax Consequences

The foregoing discussion addresses only selected issues involving Federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

Supporting Contracts

Project Contracts

The Company will cause the SPEs to enter into five (5) main contracts for each Project:

•       Purchase and Sale Agreements: When the General Partner identifies a project that it believes, in its sole discretion, meets the investment criteria of the Company, it signs a "Purchase and Sale Agreement" to acquire the rights to the Project from a Development Company.

•       Power Purchase Agreements: In all cases, the SPEs will sell electricity produced by the Projects to Customers pursuant to a contract we refer to as a "Power Purchase Agreement" or a "PPA".

•       Purchase and Sale Agreements for Environmental Commodities: In some cases, the SPEs will sell environmental commodities produced by the Projects to third parties pursuant to a contract we refer to as an "Purchase and Sale Agreement for Environmental Commodities".

•       Construction Contracts: To build the Projects, the SPE will hire a third party to provide engineering, procurement, and construction services pursuant to a contract referred to as a "Construction Contract".

•       Project Maintenance Contracts: The SPE will then hire a third party to operate and maintain the Projects pursuant to a contract we refer to as a "Project Maintenance Contract".

Although the final terms and conditions and contract title will most likely differ from Project to Project, we will attempt to ensure that the rights and obligations of the parties will generally be consistent across all of the Projects. However, there is no assurance that we will be able to negotiate consistent terms, and the terms and conditions of each contract may contain material differences.

Loan Contracts

The Company will enter into three (3) main contracts when making a Loan to a Borrower:

•       Loan Agreement: A Loan Agreement ("Loan Agreement") is a contract where the Lender provides funds to a Borrower up to a specified limit over a set borrowing period. The Borrower uses these funds to construct new solar projects. The Borrower grants the Lender a first-priority lien on all its assets as collateral, including the solar projects. The agreement includes conditions for advances, default triggers, and remedies for the Lender, with covenants ensuring compliance and asset segregation.

•       Collateral Agreements: The "Collateral Agreements" are a collection of agreements and instruments designed to secure obligations under a Loan Agreement between a Borrower and the Company. These documents collectively establish, and perfect the Company's security interests in various assets and equity interests of the Borrower and related parties. They may include personal guarantees, corporate guarantees, promissory notes outlining repayment terms, and pledge agreements granting the Company priority liens on specific collateral. Supporting resolutions and certificates confirm the Borrower's authorization and compliance. The Collateral Agreements address repayment conditions, default remedies, rights over collateral, and ensure the Company's enforcement capabilities while defining limits on recourse where applicable.

•       Trust Agreement: Some, but not all, Loans will also have a "Trust Agreement". In circumstances where the General Partner requires more fiscal oversite over a Borrower, we will set up a trust which will receive all of the Borrowers revenue (usually payments for energy from their customers). The General Partner will instruct the Trustee to pay principal and/or interest payments owed to the Company prior to distributing the remaining cash to the Borrower for their use in operations.

Past Performance

The Company is presenting its first offering circular for qualification by the SEC. As this is the Company's initial offering, no funds have been raised and no shares have been issued to date except those issued to the General Partner for investments made into the Company to cover start-up costs and to fund expenses associated with the first Loan.

Material Legal Proceedings

As of the date of this Offering Circular, neither the Company, nor any of the Company's SPEs are currently involved in any material legal proceedings.

Factors Likely to Impact the Performance of the Company

A comprehensive discussion on risks of investing in the Company can be found at the beginning of this Offering Circular. Below are risks that we believe deserve specific attention, as they have the highest likelihood of impacting Investor returns. Following each risk is a brief description of mitigating strategies to be employed by the General Partner:

  Solar Irradiance: Energea Global forecasts the energy production of each Project based on historical weather patterns. A deviation from historical weather patterns could result in lower-than-expected electrical production and decreased dividends. Projected returns use a P-50 production estimate. P-50 is an estimate of electrical production where there is a 50% statistical probability that the Project will produce more electricity and a 50% probability that the Project will produce less. This is an industry standard method of weather prediction and production estimating.

    Mitigating Strategy: Diversifying across many Projects and different geographical markets helps to mitigate the solar irradiance risk of any specific Project. The Projects are impossible to predict one day to the next, but over a year, it is actually quite predictable for experienced managers. Loans carry a lower exposure to solar irradiance than Projects. A "debt service coverage ratio" is designed to "make room" for the collateral to underperform and still make the debt service payment as scheduled. While the effects of solar irradiance on Projects in the short term are almost impossible to predict, we believe that in the long term the effects of solar irradiance become more predictable.

  Theft / Damage:  The equipment may be subject to theft or damage which is beyond the Company's control.

Mitigating Strategy: Energea Global always carries insurance to protect against major loss. We carry property insurance to cover theft or unexpected damage to the equipment as well as business interruption insurance to cover lost income during Project downtime. Many of the Projects are on Customer's rooftops where they enjoy some level of protection. Loans are less exposed to theft and damage losses.

  Construction: There is a risk that the Project could encounter unforeseen delays or costs during the construction phase that could potentially delay dividends and result in a lower-than expected IRR.

    Mitigating Strategy: All Construction Contracts (see summary of "Summary of Supporting Contracts") have liquidated damages clauses. Liquidated damages hold the contractor building the Project responsible for any lost revenue resulting from construction delays. However, the Company may be unable to capture liquidated damages from contractors, which would result in lost revenue for the Company. The Company also acquires all Projects on a fixed-price basis to limit our exposure to cost overruns during construction.

  Customer Default: The primary source of revenue from Projects and Loans will come from long-term Purchase Power Agreements and Loans. There is a risk that an entity could default on the Purchase Power Agreement or Loan.

    Mitigating Strategy: Energea Global carefully evaluates the credit risk of the Customers and Borrowers. Most of the contracts with the Company or SPEs will be with large utility companies, large corporations and U.S. municipalities, which we believe mitigates risk.

  Materials / Equipment: Equipment may fail or break down resulting in lower than anticipated production or unplanned additional operating expenses.

    Mitigating Strategy: Equipment used in the Projects come with warranties (ranging from 2 to 25 years depending on the component) and guarantees from contractors (ranging from 2 to 5 years). Warranties and guarantees protect against failure when they are properly managed and pursued. Energea Global also accounts for degradation in our project models and sets aside a contingency reserve for unforeseen mechanical issues that may arise.

Description of Property

As of the date of this Offering Circular, the Company does not own any Projects and has made one (1) Loan (but the Company has not funded any portion of such Loan and has not received any payments thereunder) and therefore has no revenue.

Loans Issued

As of the date of this Offering Circular, the Company has issued one (1) Loan.

Borrower Name	Closing Date	Maximum Loan Amount	Amount Lent as of date hereof	Memo
Helios Colombia S.A. E.S.P, and Energía de la Alta S.A. E.S.P	01/22/2025	$100,000,000*	$0.00	Exhibit 99.2
Total			$0.00
*The Helios Loan is a revolving Loan and this amount represents the aggregate amount of loans which may be made under the Helios Loan. The Company has the right but not the obligation to fund amounts under the Helios Loan.

management discussion and analysis of financial condition and result of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto contained in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in herein (see "Caution Regarding Forward-Looking Statements" and "Risk Factors"). Unless otherwise indicated, the latest results discussed below are as of December 31, 2024.

Summary of Key Accounting Policies

Investments

For financial statement purposes, the Company accounts for investments in Projects under ASC 360. The Projects are carried at cost and will be depreciated on a straight-line basis over the estimated useful life of the related assets.

Impairment

The Company evaluates for impairment under ASC 360, utilizing the following required steps to identify, recognize and measure the impairment of a long-lived asset to be held and used:

•       Indicators of impairment - Consider whether indicators of impairment are present

•       Test for recoverability - If indicators are present, perform a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the long-lived asset in question to its carrying amount (as a reminder, entities cannot record an impairment for a held and used asset unless the asset first fails this recoverability test).

•       Measurement of an impairment - If the undiscounted cash flows used in the test for recoverability are less than the carrying amount of the long-lived asset, determine the fair value of the long-lived asset and recognize an impairment loss if the carrying amount of the long-lived asset exceeds its fair value.

Revenue Recognition

The Company follows ASC 606 guidelines for revenue recognition. To apply this principle, the standard establishes five key steps:

•       Step 1: Recognize the contract with the Customer/Borrower

•       Step 2: Specify performance obligations

•       Step 3: Establish transaction price

•       Step 4: Allocate transaction price to performance obligations

•       Step 5: Recognize revenue

Market Outlook and Recent Trends

We believe that LATAM presents a compelling and evolving opportunity for investment in distributed solar energy. Driven by rising electricity demand, high commercial energy costs, improving regulatory frameworks, and strong solar resource availability, the region is increasingly embracing decentralized clean energy solutions. Many LATAM countries face grid reliability challenges, fuel price volatility, and a dependence on large-scale hydro or fossil fuel imports-factors that we believe underscore the need for a diversified and resilient power infrastructure. In this context, distributed solar generation has emerged as a practical and cost-effective solution, particularly for C&I consumers seeking energy savings, reliability, and long-term price stability.

Over the past several years, regulatory support for distributed energy resources has expanded across certain LATAM countries, including net metering frameworks, streamlined interconnection policies, and renewable energy targets. Financing activity has also increased, with development banks, multilaterals, and climate-focused private capital backing clean energy deployment at various scales. Technological advances in solar and battery storage, coupled with declining equipment costs, have further improved project economics, especially in middle-income countries with high utility rates and exposure to climate-related grid instability.

While regulatory maturity and credit quality vary across jurisdictions, a number of jurisdictions-such as Colombia, Chile, Panama, and select Caribbean nations-appear to be demonstrating clear momentum in enabling private-sector investment in distributed solar assets. We believe that as policy clarity improves and offtake demand grows, these jurisdictions are expected to continue expanding their distributed energy footprints. The General Partner believes LATAM represents an attractive region for disciplined, impact-aligned capital deployment, particularly through structured investments in distributed solar assets serving large energy users under long-term arrangements.

Calculating Distributions

The Company intends to make distributions monthly, to the extent the General Partner, in its discretion, determines that cash flow is available for distributions and in a manner consistent with the Authorizing Resolutions. Any other distributions shall be made pursuant to the terms of the LP Agreement which gives the General Partner broad discretion whether to make any distributions.  To date, the Company has not made a profit, although it has had distributable cash flow. Below are the activities of the Company that generate the cash flow which could be used to fund distributions:

Sources of Distributable Cash Flow

  Net income received from the Projects;

  Interest payments received from the Borrowers;

  Interest payments received from Company Investments;

  Net Proceeds from Capital Transactions;
    Originates from the sale or refinancing of Projects;
    Net proceeds are the gross proceeds of the capital transaction minus associated expenses, including debt repayment; and

  Liquidated Damages from Construction Agreements;
    Penalties paid by EPC Contractors when Projects are delivered behind schedule;
    Liquidated Damages are not booked as revenue but are considered distributable cash flow.

When the Company has distributable cash flow and the General Partner determines to make a distribution, here is an overview of how these distributions are allocated and calculated:

Allocation of Distributions

Distributable cash flow, if any, is distributed to the Preferred Equity Investors, on a pari passu basis, and the General Partner in the following order of priority:

  First, the Preferred Return;

  Thereafter, any additional cash flow shall be distributed 80% to Preferred Equity Investors and the Carried Interest to the General Partner.

Calculation of Preferred Return

The General Partner will discount each month of Estimated NOI (see "Price of Class A Investor Shares") by the same discount rate until the cash flow results in an internal rate of return ("IRR") of 7% ("Adjusted NOI").  The IRR is calculated using the extended internal rate of return ("XIRR") function and is based upon the price an Investor paid per Class A Investor Share. The resulting Adjusted NOI is the monthly distribution that would need to be paid to Investors for them to receive their Preferred Return. Since all months of Estimated NOI are discounted evenly, the Adjusted NOI maintains the same seasonality curve as the Estimated NOI. If the actual NOI for any month is less than the Adjusted NOI, the Investors receive all the cash distributed that month and the shortfall is carried forward so that Investors catch up on their Preferred Return prior to any Carried Interest being paid. The IRR is calculated based upon the price an Investor paid per Class A Investor Share, and not on any revenue or profit achieved by the Company. To date, the Company has not made a profit, although it has had distributable cash flow. To the extent the Company has distributable cash flow but has no current or accumulated earnings and profit, such distributions are considered a return of capital for U.S. federal income tax purposes to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder's Class A Investor Shares.

Calculation of Carried Interest

If the General Partner determines that a distribution can be made with distributable cash flow, and the amount of distributable cash flow is greater than the Adjusted NOI for the month (and the Investors are therefore on track to receive their Preferred Return), the General Partner will receive a Carried Interest. Any distributable cash flow that is greater than the Adjusted NOI (plus any shortfall from previous months) will be divided between the General Partner and the Preferred Equity Investors where the General Partner will get 20% of the excess and Preferred Equity Investors will get 80% of the excess.

Distributions

Provided we have distributable cash flow (see "Sources of Distributable Cash Flow"), we will authorize and declare distributions based on the Projects' net income, interest paid on Loans and interest earned on Company Investments during the preceding month minus any amounts held back for reserves.

While we are under no obligation to do so, our General Partner may declare other periodic distributions as circumstances dictate. To date, the Company has not generated any distributable cash flow.

To the extent the Company has distributable cash flow but has no current or accumulated earning and profit, such distributions will be considered a return of capital for U.S. federal income tax purposes to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder's Class A Investor Shares and reported to Investors on a Form 1099-B. To the extent the Company makes distributions from profits in the future, such distributions will be classified as dividends and reported to Investors on a Form 1099-DIV.

Please note that in some cases, Investors have cancelled their purchase of Class A Investor Shares after distributions were made. In that case, the distribution allocated to that Investor is returned to the Company and the bookkeeping is updated to reflect the change in cash distributed. Thus, all figures below are subject to change.

Past Operating Results

The Company was organized under the Delaware Limited Liability Company Act on August 7, 2023 and on June 17, 2025, the Company converted into a Delaware limited partnership pursuant to the Delaware Revised Uniform Partnership Act. As of the date of this Offering Circular, we do not own any Projects and have not made any disbursements under the one (1) Loan we have made and as a result, we have no revenue.

We intend to use the proceeds of this Offering to build, acquire, and operate Projects, issue Loans to Borrowers and make Company Investments.

Apart from our efforts to raise money from the sale of Class A Investor Shares in this Offering, we are not aware of any trends or any demands, commitments, events, or uncertainties that will result in or that are reasonably likely to result in the our liquidity increasing or decreasing in any material way.

Our only Loan issued to date was to Helios Colombia S.A. E.S.P, a Colombian utility company and Energía de la Alta S.A. E.S.P to (collectively, "Helios" and such Loan the "Helios Loan"). The Helios Loan is a revolving loan which provides the Company with discretion as to whether or not to advance funds to Helios. Any revolving loans will be made in USD and Colombian pesos and the interest on the Colombia peso portion of any revolving loan will be 18% per annum, and the interest on the USD portion of any revolving loan will be 15% per annum. The Helios Loan is secured and provides the Company with certain additional rights upon the occurrence and continuance of a default by Helios. As of the date hereof, the Company has not funded any portion of the Helios Loan. Under the Helios Loan, Helios has a right to request a total amount of Advances (as such term is defined in the Helios Loan) totaling $100 million USD. This right to request does not create an obligation for the Company to fund the Advances. Further, due to the revolving nature of the Helios Loan, $100 million will not be outstanding at any one time, rather, as Advances are repaid and capital from the Offering is raised, additional capital will become available to make new Advances. As a result, the total amount of Advances the Company may make under the terms of the Helios Loan amount to, in the aggregate, $100 million but do not require the availability of that amount of capital in order for the Company to perform its obligations under the Helios Loan.

Leverage

The Company might borrow money to invest in Projects, depending on the circumstances at the time. If the Company needs to move quickly on a Project and has not yet raised enough capital through the Offering, it might make up the shortfall through borrowing. The General Partner will make this decision on an as-needed basis. As of the date of this Offering Circular, neither the Company nor the Projects currently have any loans.

Liquidity and Capital Resources

Other than investments made by the General Partner used to fund formation and operating expenses (such as in connection with the execution and delivery of the agreements setting forth the terms of the Helios Loan) , the Company has received no investments. The Company has no capital commitments and the Company has no immediately available sources of liquidity other than the proceeds of the Offering.

Method of Accounting

The compensation described in this section was calculated using the accrual method in accordance with U.S. GAAP.

Directors, Executive Officers & Significant Employees

Names, Positions, Etc.

The Company itself has no officers or employees. The individuals listed below are the Managing Partners, Executive Officers, and Significant Employees of Energea Global, the General Partner of the Company.

Name	Position with General Partner	Age	Term of Office	Approximate Hours Per Week If Not Full Time (1)
Executive Officers
Mike Silvestrini	Managing Partner	45	01/01/2017 - Present	Full Time
Chris Sattler	Managing Partner	45	01/01/2017 - Present	Full Time
Gray Reinhard	Managing Partner, CTO	40	01/01/2020 - Present	Full Time
Isabella Mendonça	Managing Partner, General Counsel	33	10/02/2020 - Present	Full Time

Significant Employees
Arthur Issa	Financial Analyst	30	05/23/2018 - Present	Full Time
Paulo Vieira	Director of O&M	38	01/29/2024 - Present	Full Time
Francielle Assis	HR & HSEC Legal Coordinator	33	07/24/2023 - Present	Full Time
Marta Coelho	Controller, Global	52	12/07/2018 - Present	Full Time
Dave Rutty	Project Analyst	35	06/13/2022 - Present	Full Time
Julio Cezar dos Santos de Morais	Electrical Engineer	35	09/25/2023 - Present	Full Time
Juan Carvajales	Loan Analyst	52	08/01/2023 - Present	Full Time
(1)   The above listed employees do not record specific hours to each Company managed by Energea Global. Rather, the employees focus their full-time and energy to each Project, portfolio, or process as needed. The General Partner cannot estimate number of hours per week spent managing this or any particular Company as the employees are salaried. The work required to manage the Company and other companies managed by Energea Global changes from time to time depending on the number and frequency of Projects resulting from the amount they raise in each Offering. As the companies grow, dedicated staff are brought in to exclusively manage a specific company. As of December 31, 2024, there are no staff members exclusively dedicated to the Company and it is managed by the General Partner's executive team and certain significant employees.

Family Relationships

Marta Coelho, the General Partner's Controller, is the sister-in-law of Mike Silvestrini, the Managing Partner. There are no other family relationships among the executive officers and significant employees of the General Partner.

Ownership of Related Entities

Energea Global, the General Partner of the Company, is majority owned by Mike Silvestrini, a resident of Chester, Connecticut.

Business Experience

Mike Silvestrini

Mike is an accomplished professional with over 15 years of experience in the solar energy industry. He has played an executive key role in the development of over 500 solar projects across the United States, Brazil, and Africa while being directly responsible for nearly one billion of combined solar project finance.

Since 2017, Mike has been the Co-Founder & Managing Partner at Energea Global LLC. In his capacity as Co-Founder & Managing Partner of the General Partner, Mike directs the Investment Committee which determines the investment strategy for all funds managed by the business. To date, Energea Global manages 3 funds formed to acquire and operate solar power projects: the Company, Energea Portfolio 2 LP, and Energea Portfolio 3 Africa LP. See "Other Solar Energy Funds" below for the status each fund's offerings.

Since 2015, Mike has served as a Board Member of the Big Life Foundation, an organization dedicated to preserving over 1.6 million acres of wilderness in East Africa. Through community partnerships and conservation initiatives, Big Life protects the region's biodiversity and promotes sustainable practices.

From 2008 to 2017, Mike co-founded and served as the CEO of Greenskies Renewable Energy LLC, a leading provider of turnkey solar energy services. His expertise contributed to the development, financing, design, construction, and maintenance of solar projects across the United States. Notably, he was involved in solar installations on Target Corporation stores and distribution centers, Wal-Marts and Sam's Clubs, Amazon distribution centers, capped municipal landfills, and any schools and universities.

Mike's track record in renewable energy, his involvement in hundreds of solar projects worldwide, and his dedication to environmental sustainability position him as a driving force in managing investments in solar generating assets.

Chris Sattler

Chris is a seasoned energy entrepreneur with a proven track record in building and scaling companies in the renewable and retail energy sectors. Most recently, he served as Chief Executive Officer of IVI Energia, a joint venture between Energea Global and Brookfield Asset Management. Over his 18-month tenure, he led the company from inception to a $280 million valuation before returning to his role at Energea Global.

Earlier in his career, Chris co-founded North American Power and served as Chief Operating Officer. Under his leadership, the company expanded into more than 35 utility markets across the U.S., serving over one million residential and small commercial customers. In 2017, the company was acquired by Calpine Corporation with annual gross sales exceeding $850 million.

Chris holds a Bachelor's degree in Real Estate and Urban Economics from the University of Connecticut School of Business and is an alumnus of Harvard Business School's Program for Leadership Development. He currently resides in Rio de Janeiro.

Gray Reinhard

Gray is an experienced software engineer specializing in business intelligence tools across multiple industries. Early in Gray's career, he worked primarily in E-Commerce where he built and supported sites for over 20 brands including several Fortune 500 companies. From there, Gray moved into renewable energy where he developed the project management software for the country's largest commercial solar installer, Greenskies. This custom platform managed everything from sales and financing to the construction, maintenance, and performance monitoring of over 400 solar projects owned by the company.

Prior to joining Energea Global in January 2020, Gray served as the CTO of Dwell Optimal Inc. which assists businesses providing employees with travel accommodations.

Gray studied at Princeton University.

Isabella Mendonça

Isabella is a corporate lawyer with experience in cross-border M&A transactions and the drafting and negotiation of highly complex contracts and corporate acts in different sectors, such as energy, oil & gas and infrastructure. Isabella has previously worked as an attorney for Deloitte and Mayer Brown in Brazil, where she was an associate in the Energy group, working in regulatory, contractual and corporate matters related to renewable energy project development.

From 2016 until she joined Energea Global, Isabella was an associate in the corporate and securities practice at Mayer Brown in the Rio de Janeiro office.

Isabella studied law at Fundacão Getulio Vargas, in Brazil and has a master's degree (LLM) from the University of Chicago.

Arthur Issa

Arthur Issa was one of the first employees at Energea Global, starting in May, 2018. Over the course of his time with the business, Arthur has participated in the successful closing of more than 100 MW of solar projects and developed the financial models that support more than $300mm of AUM. Arthur is responsible for financial modeling of all Projects and Loans at Energea Global. He also supports the company's corporate financial planning through detailed financial modelling, reporting and cash flow management. As an integral part of the team, he provides the tools necessary for management to make investment decisions for Energea Global and the Company. Arthur has a B.S. in Production Engineering from University Candido Mendes in Rio de Janeiro, Brazil.

Paulo Vieira

Paulo is an accomplished electrical engineer with a master's degree in Energy Resources Engineering and over 5 years of leadership experience in the renewable energy sector. He currently serves as the Global O&M Manager at Energea Global, where he oversees operations and maintenance across a global portfolio of photovoltaic assets spanning the USA, Brazil, and South Africa. Paulo is a member of Energea Global's Investment Committee.

Specializing in solar energy systems, Paulo has led the operations of more than 2.2 GW of solar projects. His expertise includes O&M strategy development, performance optimization, technical team leadership, and cost control initiatives aimed at improving operational KPIs and financial performance. His professional journey includes strategic roles at Recurrent Energy, Enel Green Power, COMERC Energia, Solarig, and AKTOR SA, where he managed large-scale solar assets and drove operational excellence through data-driven decision-making and cross-functional coordination.

Paulo also brings a strong academic foundation, with a postgraduate specialization in Photovoltaic Solar Systems and international experience through Brazil's Scientific Mobility Program in the U.S., where he studied at The University of Texas at El Paso. He is deeply committed to advancing clean energy and delivering high-impact, data-driven solutions in the solar power sector.

Francielle Assis

Francielle has over five years of professional legal experience with a focus on labor and corporate law within large-scale corporate environments. Since September 2024, she has served as HR & HSEC Legal Coordinator at Energea Global. In that capacity, she ensures compliance with labor laws and regulations for all corporate Human Resources and oversees the company's Health, Safety, Environment and Community ("HSEC") compliance and risk mitigation. Her responsibilities include managing labor litigation, advising on employment law matters, and coordinating with regulatory agencies and external legal counsel. She also attends site visits for each Project to opine on the community and security risk prior to investment and sits on Energea Global's Investment Committee.

Prior to joining Energea Global, Francielle was a Senior Strategic Labor Attorney at CPFL Energia, one of Brazil's largest energy companies. There, she led complex employment litigation strategies and advised on collective labor issues. She also served as Labor Attorney at CPFL, supporting operational and strategic labor matters across the company's various business units.

Earlier in her career, Francielle worked in both private law firms and governmental institutions, handling labor and civil litigation. Her experience includes managing procedural strategies and representing corporate clients in both individual and collective labor disputes, demonstrating a high level of legal and operational competence.

Marta Coelho

Since 2018, Marta Coelho has served as the Controller at Energea Global, bringing with her a wealth of experience and expertise in finance and accounting. As the global Controller, Marta plays a crucial role in managing all financial aspects, including account management, taxation, and audits, for Energea Global's diverse range of operating entities and projects across Africa, Brazil, and the USA. Marta leads a team of subordinate controllers and accountants at Energea Global and coordinates with a bench of third-party accounting firms across our jurisdictions of operation.

Dave Rutty

Dave is a highly experienced solar professional with over 12 years of hands-on experience building, maintaining, and managing solar projects. As a Project Analyst at Energea Global, he plays a pivotal role in overseeing construction and maintenance operations across all markets, ensuring projects are executed with precision, safety, and technical excellence. Dave is responsible for preparing Investment Committee memos across Energea Global's multidisciplinary team of experts to ensure all investments meet the company's stringent compliance requirements.

From 2020 to 2022, Dave served as a Managing Partner at SRES, a solar contracting company based in the northeastern U.S. Prior to that, Dave was served as the Vice President of Operations and Maintenance at Greenskies Renewable Energy LLC.

Julio Cezar dos Santos de Morais

Julio is an experienced electrical engineer specializing in photovoltaic systems, currently serving as an Electrical Engineer at Energea Global since October 2023. He oversees project design, field and factory inspections, and engineering analysis for distributed generation systems. His technical expertise includes tools such as PVSyst, AutoCAD, and protection design for medium-voltage applications.

Over the past nine years, Julio has held engineering roles at CPFL Renováveis, Deode Energia, MEPEN Energia, and others, where he managed solar projects exceeding 100 MW of combined solar power generation capacity. Julio led technical teams and performed system simulations and commissioning. He holds both bachelor's and master's degrees in Electrical Engineering from the Federal University of Technology - Paraná (UTFPR), with academic research published in the field of power electronics.

Juan Carvajales

Juan is a seasoned business development professional with over 15 years of experience in the renewable energy sector across U.S. and Latin American markets. Since August 2023, he has worked as a Loan Analyst at Energea Global, where he supports investment strategies and portfolio architecture, leveraging his background in project development, financing, and cross-border renewable energy transactions to identify private credit opportunities.

Before joining Energea Global, Juan held key leadership roles including Director of Business Development at GeneraSol (2007-2023) and Board Member at SUA Power Company (2021-2023), where he focused on structuring and executing solar PV and off-grid energy projects. He has also led utility-scale solar development at Grupo BAZ and has a foundational background in project and operations management. Juan holds a BBA from Politécnico Costa Atlántica and additional certifications in solar energy and environmental science.

Legal Proceedings Involving Executives and Directors

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Other Solar Energy Funds

Energea Global, the General Partner of the Company, is also the general partner of three other funds formed to acquire and operate solar power projects, each of which is conducting an offering under Regulation A:

•       Energea Portfolio 2 LP ("Portfolio 2"), which was formed to acquire and operate projects located in Brazil with residential and small business customers.

•       Energea Portfolio 3 Africa LP ("Portfolio 3"), which was formed to acquire and operate projects located in Africa.

•       Energea Portfolio 4 USA LP ("Portfolio 4"), which was formed to acquire and operate projects located in the United States.

Each of Portfolio 2, Portfolio 3 and Portfolio 4 is conducting an offering under Regulation A. The current status of their current and prior offerings, as of December 31, 2024 is below:

	Energea Portfolio 2 LP	Energea Portfolio 3 Africa LP	Energea Portfolio 4 USA LP
Date of Initial Qualification	08/13/2020	08/2/2021	07/01/2021
Date of Current Qualification	06/06/2024	06/17/2024	06/26/24
Offering Amount Raised Through 12/31/24	$22,061,519.49	$5,152,094.63	$4,753,234.65
Solar Projects Owned	Thirteen	Sixteen	Four
Current Maximum Offering Amount	$50,000,000	$50,000,000	$50,000,000

Compensation of General Partner

Our General Partner is compensated when the Company pays the fees described in the table below ("Fees"):

Type of Fee	Timing of Fee	Description
Reimbursement of Marketing Expenses	Ongoing
The Company must reimburse the General Partner for expenses the General Partner incurs while promoting the Company to potential investors. The maximum reimbursable amount is 5% of the total amount raised. Types of costs that will be reimbursed by the Company to the General Partner for marketing expenses include digital and conventional advertisements, marketing personnel and third-party costs, promotional events and any other cost associated with communicating this Offering to the general public. If the Company were to raise the $50,000,000 we hope to raise through this Offering, we would estimate the marketing costs and reimbursements to be approximately (and not over) $2,500,000 (1).

Management Fees	Ongoing	The General Partner will charge the Company a monthly management fee equal to 0.167% of the aggregate capital that has been invested into the Company.
Carried Interest	When the distributions exceed the Preferred Return
The General Partner will receive 20% of all distributed cash flow above the monthly amount necessary for Preferred Equity Investors to receive their Preferred Return. For more detail, see "Carried Interest" below

Origination Fees	When Projects and Loans are originated
The General Partner might originate and develop Projects and Loans that are acquired by the Company. If so, the General Partner shall be entitled to compensation that is no greater than 5.0% of the Project's cost or the Loan's outstanding balance.

O&M and Energy Sales Services ("Ancillary Services")	Ongoing as services are rendered according to contract	The Company does not currently pay the General Partner for any Ancillary Services.
Interest on Loans	Whenever due and payable
The General Partner might lend to the Company to fund the acquisition or investment in Projects and Loans or for other purposes. Such a loan will bear interest at market rates. The amount of interest will depend on the amount and term of any such loans.

(1)   The estimated amount of "marketing costs and reimbursements" represents a "not-to-exceed" estimate for organization, offering, and marketing reimbursements. This figure is a cap only. Actual reimbursements are tied to actual expenses incurred and may be substantially lower.

Deferment of Fees

While the General Partner is not entitled to any compensation other than the Fees as described above, it may defer some or all of Fees at any time based on the General Partner's assessment of the cash flow at the Company. Some Fees may be deferred indefinitely at the discretion of the General Partner. To date, the General Partner has provided services without charging the full amount owed by the Company. As the Company and its cash flow stabilize, the General Partner may charge for deferred Fees ("Deferred Fees") - see "Fees Paid to General Partner" for more information.

Fees Paid to General Partner

As the Company grows, markets, exceeds Preferred Returns and requires the General Partner for Ancillary Services, fees are accrued to the General Partner, some of which are deferred, as described above. Below is a table which calculates the total amounts paid to the General Partner from all possible fees, which have been paid as of December 31, 2024:

Fee Type	Fees Paid to General Partner in 2024	Fees Paid Since Inception
Reimbursement of Marketing Expenses	-	-
Asset Management Fee	-	-
Carried Interest	-	-
Origination Fees	-	-
Ancillary Services	-	-
Interest on Loans	-	-
TOTAL	-	-

Co-Investment

The General Partner and its affiliates might purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other Preferred Equity Investors. If such investment is made to facilitate the Company's acquisition of or investment in Projects before there are sufficient offering proceeds, the General Partner will be entitled to redeem its Class A Investor Shares from additional Offering proceeds as they are raised.

Security Ownership of General Partner and Certain Securityholders

As of the date hereof, the individuals named below own Class A Investor Shares and such individuals, as well as other employees of the General Partner may own Class A Investor Shares that they purchased privately through the Platform in the same manner as any Investor.

The following table sets forth the approximate beneficial ownership of our Class A Investor Shares as of the date hereof, for each person or group that holds more than 10.0% of our Class A Investor Shares, and for each director and executive officer of our General Partner and for the directors and executive officers of our General Partner as a group.

Name of Beneficial Owner (1)(2)	Number of Shares Beneficially Owned	Amount and Nature of Beneficial Ownership Acquirable	Percent of All Shares
Energea Global LLC	169,150	N/A	100%
Michael Silvestrini	69,934(3)	N/A	41.33%
Christopher Sattler	54,553(3)	N/A	32.24%
All directors and executive officers of our General Partner as a group (2 persons)	0	N/A	73.57%
	-		-
(1)   Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)   Each listed beneficial owner, person or entity has an address in care of our principal executive offices at 52 Main Street, Chester, CT 06412.
(3)   Includes shares beneficially owned by Energea Global LLC, under the control of its Class A Shareholders. Notably, Michael Silvestrini and Chris Sattler, as the largest principal shareholders, hold 41.33% and 32.24% of the shares of Energea Global LLC, respectively. (As of December 31, 2024)

Interest of Management and Others in Certain Transactions

The Company might enter into other transactions with related parties. If so, any compensation paid by the Company to the related party shall be (i) fair to the Company, and (ii) consistent with the compensation that would be paid to an unrelated party.

By "related party" we mean:

•       The General Partner or a subsidiary of the General Partner;

•       Any director, executive officer, or significant employee of the Company or the General Partner;

•       Any person who has been nominated as a director of the Company or the General Partner;

•       Any person who owns more than 10% of the voting power of the Company or the General Partner; and

•       An immediate family member of any of the foregoing.

As of the date of this Offering Circular, the Company has entered into transactions with related parties in one circumstance:

•       Credit Advance: The Company entered into several credit advances from the General Partner to accelerate the availability of capital needed to make certain small payments. These amounts are recorded as do-to/do-from transactions and no interest is charged to the Company for these advances.

The Company has not, and does not intend to, enter into any related party transaction with the General Partner or its subsidiaries or any other related party other than those transactions described above in "Compensation of General Partner". As discussed above, the Company may pay or reimburse the General Partner for marketing expenses, management fees, Carried Interest, Ancillary Services and interest on loans. There are no other expenses, nor will there be other expenses in the future, where the Company pays a related party other than the Fees.

Securities Being Offered: the Class A Investor Shares

Description of Securities

The Company is offering up to $50,000,000 of Class A Investor Shares. All of the rights and obligations associated with the Class A Investor Shares are set forth in:

•       The LP Agreement, which can be found here; and

•       The Authorizing Resolution, which can be found here.

Price of Class A Investor Shares

The fixed price of Class A Investor Shares was determined by calculating the Net Asset Value ("NAV") of the Company and dividing the NAV by the total number of outstanding shares. The NAV is calculated as the Net Present Value ("NPV") of the Estimated Net Operating Income ("Estimated NOI") of the Company.

The Estimated NOI calculation begins with an estimation of cash flow. Cash flow comes from distributions from Projects, interest payments from Loans and interest earned from Company Investments. To estimate Project cash flow, we estimate monthly energy produced by each Project using predictive software called PVsyst. PVsyst is a vital tool in the solar industry for designing and simulating the performance of photovoltaic systems. Its comprehensive features enable precise predictions of solar power generation ("kWh"), considering a wide range of variables and site-specific conditions. To estimate monthly revenue for each Project, the energy rate described in the Power Purchase Agreement ("Energy Rate") is multiplied by kWh throughout the term of the Power Purchase Agreement. We then deduct the expected Project Operating Expenses to determine the cash available for distribution to the Company from the Projects (see "Our Operating Costs and Expenses - Project operating expenses"). In addition, to the cash available for distribution from the Projects, in determining the Estimated NOI, we add any anticipated interest payments from Loans and Company Investments.

We then deduct all of the expected operating expenses at the Company level (see "Our Operating Costs and Expenses - Company Operating Expenses") from the revenue. These expenses are fairly easy to estimate as they are either consistent and predictable (like a bank fee) or fixed by contract (like a Project Maintenance Contract). By subtracting the estimated operating costs and expenses from the estimated revenue, we establish a monthly Estimated NOI. We then use an XIRR calculation to compute the NPV of that Estimated NOI using the Company's IRR as the discount rate in the NPV equation. For example, if the Estimated NOI would result in a 12% IRR, we use 12% as the discount rate when calculating the NPV of the Estimated NOI.

Therefore, the NPV of the Estimated NOI using the IRR as the discount rate establishes the NPV of the Company. When we divided the NPV of the Company by the number of outstanding Class A Investor Shares, we arrive at a price per share.

Voting Rights

Investors will have no right to vote or otherwise participate in the management of the Company. Instead, the Company will be managed by the General Partner exclusively.

Limited Partnership Agreement

The Company is governed by a Limited Partnership Agreement dated June 17, 2025 (the "LP Agreement"). A copy of the LP Agreement can be found here. The Class A Investor Shares being offered were created by the General Partner under an Authorizing Resolution pursuant to Section 3.01 of the LP Agreement. A copy of the Authorizing Resolution can be found here.

The LP Agreement establishes Energea Global LLC, a Delaware limited liability company, as the General Partner.

Summary of LP Agreement and Authorizing Resolution

The following summarizes some of the key provisions of the LP Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LP Agreement itself, a copy of which can be found here, and by the Authorizing Resolution itself, a copy of which can be found here.

Formation and Ownership

The Company was formed in Delaware on August 7, 2023, pursuant to the Delaware Limited Liability Company Act. On June 17, 2025, the Company converted from a Delaware limited liability company to a Delaware limited partnership, pursuant to the Delaware Revised Uniform Partnership Act (the "Delaware LP Act").

Under the LP Agreement, ownership interests in the Company are referred to as "Share", while the owners, are referred to as "Limited Partners".

Shares and Ownership

The General Partner adopted the Authorizing Resolution to create the "Class A Investor Shares". Any Investor who buys Class A Investor Shares in the Offering will be a "Limited Partner" under the LP Agreement.

The interests in the Company are denominated by 2,501,000,000 "Shares". 2,000,000,000 of these Shares are designated as either Class B Shares, Class C Shares, Class D Shares or Class I Shares, with the exact amount of each such class being determined by the General Partner. In accordance with the Partnership Agreement, the General Partner may reclassify any unsold existing class of Investor Shares into one or more classes by adopting one or more authorizing resolutions.

The Class A Investor Shares will, for the most part, be owned by Investors and are the subject of this Offering. The General Partner currently owns [169,150] Class A Investor Shares. By adopting other authorizing resolutions, the General Partner may create, offer, and sell other classes of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

Management

The General Partner has complete discretion over all aspects of the business conducted by the Company. For example, the General Partner may (i) create classes of Shares with such terms and conditions as the General Partner may determine in its sole discretion; (ii) issue Shares to any person for such consideration as the General Partner maybe determine in its sole discretion, and admit such persons to the Company as Limited Partners; (iii) engage the services of third parties to perform services on behalf of the Company; (iv) enter into one or more joint ventures; (v) purchase, lease, sell, or otherwise dispose of real estate and other assets including Projects or Loans, in the ordinary course of business or otherwise; (vi) enter into leases and any other contracts of any kind; (vii) incur indebtedness on behalf of the Company, whether to banks or other lenders; (viii) determine the amount of the Company's distributable cash (as described herein), and, subject to any authorizing resolutions, the timing and amount of distributions to Limited Partners; (ix) determine the information to be provided to the Limited Partners; (x) grant mortgages, liens, and other encumbrances on the Company's assets; (xi) make all elections under the Code and the provisions of State and local tax laws; (xiii) file a petition in bankruptcy; (xiv) discontinue the business of the Company; and (xv) dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LP Agreement, or to remove the General Partner.

The General Partner can be removed for "cause" under a procedure set forth in Section 5.06 of the LP Agreement.

The term "cause" includes:

•       An uncured breach of the LP Agreement by the General Partner; or

•       The bankruptcy of the General Partner; or

•       Certain misconduct on the part of the General Partner, if the individual responsible for the misconduct is not terminated.

A vote to remove the General Partner for cause must be approved by Limited Partners owning at least seventy-five percent (75%) of the issued and outstanding Class A Investor Shares and the Reg D Shares, voting together as a single class (the Class A Investor Shares and the Reg D Shares being collectively referred to herein as the "Investor Shares"). Whether "cause" exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association, rather than in a court proceeding.

These provisions are binding on every person who acquires Class A Investor Shares, including those who acquire Class A Investor Shares from a third party, i.e., not from the Company.

Exculpation and Indemnification of General Partner

The LP Agreement protects the General Partner and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the General Partner will not be liable to the Company for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the General Partner's fraud or willful misconduct under the LP Agreement. This limitation on the liability of the General Partner and other parties is referred to as "exculpation."

The LP Agreement also requires the Company to indemnify (reimburse) the General Partner, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the General Partner on a matter related to the Company's business, the Company would be required to indemnify the General Partner for any losses or expenses it incurs in connection with the lawsuit, including attorneys' fees. However, if it is judicially determined that such General Partner is not entitled to be exculpated under the standard described in the preceding paragraph by the LP Agreement, the General Partner shall promptly reimburse the Company for any reimbursed or advanced expenses.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6.02 of the LP Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Investor Shares, the Investor will have no obligation to make further contributions to the Company (except for the return of distributions under certain circumstances as required by Sections 17-607 and 17-804 of the Delaware LP Act, as described in more detail under "Liability To Make Additional Contributions" below.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in "Securities Being Offered - Calculating Distributions".

Transfers and First Right of Refusal

In general, Investors may freely transfer their Class A Investor Shares. However, if an Investor wants to sell Class A Investor Shares, the Investor may only offer the Class A Investor Shares to the General Partner via the Platform. The General Partner generally has a first right of refusal to purchase Class A Investor Shares pursuant to Article 8 of the LP Agreement. See "Risk Factors-No Market for the Class A Investor Shares; Limits on Transferability."

Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor's Class A Investor Shares.

Fees to General Partner and Affiliates

The Company will pay certain management fees and other fees to the General Partner, as summarized in "Compensation of General Partner".

Mandatory Redemptions

The General Partner may require an Investor to sell his, her, or its Class A Investor Shares back to the Company:

•       If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, and the General Partner determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as "plan assets" or otherwise become subject to such laws.

•       If the General Partner determines that the Investor has engaged in certain misconduct described in the LP Agreement.

If an Investor's Class A Investor Shares are purchased by the Company as provided above, the price will be equal to 90% of the then-current share price of such Class A Investor Shares as published on the Platform.

The purchase price will be paid by wire transfer or other immediately available funds.

"Drag-Along" Right

If the General Partner wants to sell the business conducted by the Company, it may affect the transaction as a sale of the Project owned by the Company or as a sale of all the Shares in the Company. In the latter case, Investors will be required to sell their Class A Investor Shares as directed by the General Partner, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via email and/or through the Platform.

Amendment

The General Partner may amend the LP Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

•       Cure ambiguities or inconsistencies in the LP Agreement;

•       Add to its own obligations or responsibilities;

•       Conform to this Offering Circular;

•       Comply with any law;

•       Ensure that the Company isn't treated as an "investment company" within the meaning of the Investment Company Act of 1940;

•       Do anything else that could not reasonably be expected to have a material adverse effect on Investors.

An amendment that has, or could reasonably be expected to have, a material adverse effect on Investors, requires the consent of the General Partner and Investors holding a majority of the Class A Investor Shares.

An amendment that would require an Investor to make additional capital contributions, delete or modify any amendments listed in Section 11.03 of the LP Agreement or impose personal liability on an Investor requires the consent of the General Partner and each affected Investor.

Information Rights

Within a reasonable period after the end of each fiscal year of the Company, the General Partner will provide Investors with  (i) a statement showing in reasonable detail the computation of the amount distributed, and the manner in which it was distributed (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the General Partner so elects or the law so requires. While the Company currently maintains audited financial statements, under the LP Agreement, the Company is not required to maintain audited financial statements unless the General Partner so elects or the law so requires.

As a "tier 2" issuer under Regulation A, the Company will also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held "of record" by fewer than 300 persons, these reporting obligations could be terminated.

A Member's right to see additional information or inspect the books and records of the Company is limited by the LP Agreement.

Distributions in Liquidation

Distributions made in liquidation of the Company will be made in the manner described "Calculating Distributions", depending on whether the distributions consist of ordinary operating cash flow or net capital proceeds.

Preemptive Rights

The holders of the Class A Investor Shares will not have preemptive rights. That means that if the Company decides to issue securities in the future, the holders of the Class A Investor Shares will not have any special right to buy those securities.

Liability to Make Additional Contributions

Once an Investor pays for his, her, or its Class A Investor Shares, the Investor will have no obligation to make further contributions to the Company (except for the return of distributions under certain circumstances as required by Sections 17-607 and 17-804 of the Delaware LP Act).

Under Section 17-607 of the Delaware LP Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. The Delaware LP Act provides that a partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of Section 17-607 of the Delaware LP Act shall be liable to the limited partnership for the amount of the distribution for three years.

Under Section 17-804 of the Delaware LP Act, a limited partnership is required to distribute its assets: (i) first to creditors, to the extent otherwise permitted by law, in satisfaction of the limited partnership's liabilities other than liabilities for which payment has been made and distributions to partners and former partners; (ii) unless otherwise provided in its limited partnership agreement, to partners and former partners in satisfaction of liability for distributions under the Delaware LP Act; and (iii) unless otherwise provided in its limited partnership agreement, to partners first for the return of their contributions and second respecting their partnership interests, in the portions in which they share in distributions. The Delaware LP Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of Section 17-804 of the Delaware LP Act shall be liable to the limited partnership for the amount of the distribution for three years.

Withholding

In some situations, the General Partner might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to an Investor and are required to withhold $10 in taxes, for our purposes the Investor will be treated as having received a distribution of $100 even though only $90 was deposited in the Investor's bank account.

At this time, all Investors are U.S. persons for all federal tax purposes. To the extent at any point in the future any Investors may be non U.S. persons, the distributions to Investors may subject to additional tax withholding and other reporting requirements.

No Guarantee

The Company can only distribute as much cash flow as the Company has available for distributions (see "Distributions"). There is no guarantee that the Projects will generate enough cash flow, after paying expenses, to distribute enough to pay a positive return to Investors or even to return all their invested capital.

Redemption Plan

Investors should note that the General Partner may, in its sole discretion, amend, suspend, or terminate the Redemption Plan at any time without prior notice for any reason, and the General Partner reserves the right to reject any Redemption Request at any time for any reason.

Our Class A Investor Shares are currently not listed on a national securities exchange or included for quotation on a national securities market, and currently there is no intention to list our Class A Investor Shares. While Investors should view an investment in the Company as long-term, we are adopting a redemption plan ("Redemption Plan") whereby an Investor has the opportunity to obtain liquidity.

At any time after sixty (60) days following the purchase of Class A Investor Shares, an Investor may request redemption of their Class A Investor Shares in accordance with the Company's Redemption Plan as set forth herein.

In order to submit a redemption request ("Redemption Request") Investors must (1) submit a time-stamped request via the Platform, (2) have no more than one outstanding request at any given time, and (3) request that the Company redeem no more than $50,000 worth of Class A Investor Shares per request. In addition, the Redemption Plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the Company. We reserve the right to reject any Redemption Request at any time to protect our operations and our non-redeemed Investors, to prevent an undue burden on our liquidity, or for any other reason, including, what we deem to be a pattern of excessive, abusive or short-term trading.

As calculated below, the redemption price ("Redemption Price") may be reduced by a discount based on the time of the Redemption Request, rounded down to the nearest cent. The Redemption Price will be equal to (i) the current price of the Class A Investor Shares in effect at the time the Redemption Request is made, reduced by (ii) the aggregate sum of distributions, if any, with record dates during the period between the Redemption Request date and the redemption date. The current price of the Class A Investor Shares is published on the Platform, and Investors will be informed of the estimated Redemption Price at the time a Redemption Request is submitted, subject to the adjustment for distributions described above.

Based on the time when an Investor submits a Redemption Request, the Redemption Prices are set forth below:

Holding Period from Date of Settlement	Redemption Price (as percentage of per share redemption price)(1)
Settlement date to 60 days	No Redemptions
60 days to 3 years	95.0	% (2)
More than 3 years	100.0	% (3)
(1)   The Redemption Price will be the per share price for our Class A Investor Shares in effect as of the time the Redemption Request is made (i) reduced by any distributions, if any, with record dates during the period between the Redemption Request date and the redemption date and (ii) rounded down to the nearest $0.01.
(2)   For Class A Investor Shares held between 60 days and three (3) years, the Redemption Price includes a fixed 5.0% discount based on the per share price for our Class A Investor Shares in effect at the time of the Redemption Request.
(3)   There is no discount to redemptions of Class A Investor Shares held at least three (3) years.

Investors may withdraw their Redemption Request at any time before the redemption is paid. If we agree to honor a Redemption Request, such Redemption Request will be paid within 90 days.

In light of the SEC's current guidance on redemption plans, we generally intend to limit redemptions in any calendar quarter to Class A Investor Shares whose aggregate value is 5.00% of the NAV of all of our outstanding Class A Investor Shares on the last business day of the preceding quarter, with excess capacity carried over to later calendar quarters in that calendar year, up to a maximum of 20.00% of the NAV of all of our Class A Investor Shares outstanding during any calendar year. Notwithstanding the foregoing, we are not obligated to redeem Class A Investor Shares under the Redemption Plan.

We cannot guarantee that the funds, if any, set aside for the Redemption Plan will be sufficient to accommodate all Redemption Requests. In the event our General Partner determines, in its sole discretion, that we do not have sufficient funds available to redeem all of the Class A Investor Shares for which Redemption Requests have been submitted, such pending Redemption Requests will be honored on a first in first out basis, if at all. In the event that not all Redemption Requests are being honored in a given quarter, due to reaching the 5.00% quarterly limit or otherwise, the Redemption Requests not fully honored will carry over to the first business day of the next quarter and Investors will not need to submit a new Redemption Request the following quarter. Investors will be notified within 10 days of submitting a Redemption Request whether their request for Redemption has been accepted or denied.

We intend to limit Investors to one (1) Redemption Request outstanding at any given time, meaning that, if an Investor desires to request more or less Class A Investor Shares be redeemed, such Investor must first withdraw the first Redemption Request. For Investors who hold Class A Investor Shares with more than one record date, Redemption Requests will be applied to such Class A Investor Shares in the order in which they settled, on a first in first out basis - meaning, those Class A Investor Shares that have been continuously held for the longest amount of time will be redeemed first. In addition, we intend to limit Redemption Requests to $50,000 worth of Class A Investor Shares per Redemption Request.

In addition, our General Partner may, in its sole discretion, amend, suspend, or terminate the Redemption Plan at any time without prior notice, including to protect our operations and our non-redeemed Investors, to prevent an undue burden on our liquidity, following any material decrease in our NAV, or for any other reason. In the event that we suspend our Redemption Plan, we expect that we will reject any outstanding Redemption Requests and do not intend to accept any new Redemption Requests. In the event that we amend, suspend or terminate our Redemption Plan, we will file an Offering Circular supplement and/or Form 1-U, as appropriate, and post such information on the Platform to disclose such action. Therefore, you may not have the opportunity to make a Redemption Request prior to any potential termination of our Redemption Plan.

Rights of Common Shares

Investors will own the majority of the Class A Investor Shares while the General Partner will own all the Common Shares. The General Partner currently owns 169,150 Class A Investor Shares as described herein. The principal rights associated with the Common Shares are as follows:

•       Distributions: As the holder of the Common Shares, the General Partner will be entitled to the distributions of the Carried Interest.

•       Voting Rights: The Common Shares will have no voting rights per se. However, the General Partner, in its capacity as the general partner of the Company, will control the Company.

•       Obligation to Contribute Capital: Holders of the Common Shares will have no obligation to contribute capital to the Company.

•       Redemptions: Holders of the Common Shares will have no right to have Common Shares redeemed.

Investment Agreements

To purchase Class A Investor Shares, you are required to sign an investment agreement, the forms of which are attached hereto (See "How to Invest"). Each of the Investment Agreements enable Investors to make an initial purchase of Class A Investor Shares (to the extent the Investor is making a one-time purchase of the Class A Investor Shares). The Auto-Invest Agreement and the Auto-Reinvestment Agreement permit an Investor to make a one-time purchase of Class A Investor Shares and/or enable an Investor to elect to make additional purchases of Class A Investor Shares, pursuant to the terms of this Offering, on a periodic basis, by either (i) establishing with the Company, a plan for the Investor to automatically invest in the Offering on a periodic basis, subject to the terms of an Auto-Invest Agreement signed by the Investor and the Company or (ii) to reinvest the distributions the Investor receives from their Class A Investor Shares into the purchase of additional Class A Investor Shares, subject to the terms and conditions of the an Auto-Reinvestment Agreement, signed by the Investor and the Company.

The Investment Agreements will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

Any claims arising from your purchase of Class A Investor Shares must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under federal securities laws.

Terms of Auto-Invest Agreement

To the extent an Investor elects to automatically invest in the Offering on a periodic basis, such Investor will be subject to the terms and conditions of an Auto-Invest Agreement, which include, but are not limited to the following:

  Upon signing the Auto-Invest Agreement, the Investor will indicate the number of  additional Class A Investor Shares ("Additional Shares") the Investor intends to purchase and the intervals at which the Investor will make such purchases, following their initial purchase of Class A Investor Shares, on the Investor Information Sheet attached thereto.

  Price: The price of Additional Shares to be purchased by Investor shall be the same price at which Class A Investor Shares are then being offered in the Offering.

  Opt Out: The Investor will have the ability cancel or pause the Auto-Investments from the Purchaser's online Energea account settings (https://www.energea.com/users/auto-invest), or by giving the Company at least (30) calendar days' notice (via email).

  Termination: In accordance with Regulation A, the Investor will no longer be permitted to make Auto-Investments after the Offering is terminated.

  Limitation: The law limits how much an investor who is not "accredited" within the meaning of 17 CFR §230.501(a) may invest in the Offering. As such, the Investor's investments could be subject to a cutback, and the Auto-Invest Agreement subject to termination, in the event the Company meets or exceeds the maximum amount of the Offering or, in the event the investor is non-accredited, the Investor's cumulative amount of investments with the Company meets or exceeds the maximum investment amounts permitted by a non-accredited investor under Regulation A. Under either circumstance, the Investor would be redeemed for those Class A Investor Shares subject to the cutback.

  No Transfer of Shares: The Investor will be prohibited from transferring the Shares purchased pursuant to the terms of the Auto-Invest Agreement without complying with the terms of the Partnership Agreement, subject to rights of first refusal in favor of the Company and securities laws limitations.

  Forum Selection: The Auto-Invest Agreement is governed by the internal laws of Delaware. Pursuant to the terms of the Auto-Invest Agreement, if the Investor is not otherwise subject to service of process in Delaware, the Investor agrees to appoint and maintain an agent in Delaware to accept service, and to notify the Company of the name and address of such agent.

  Potential for Cutback of Additional Shares Purchased: As a Tier 2 offering under Rule 251(a), the Investor's Class A Investor Shares could be subject to a cutback, and the agreement subject to termination, in the event the Company meets or exceeds the maximum amount of the Offering or, in the event the investor is non-accredited, the Investor's cumulative amount of investments with the Company meets or exceeds the maximum investment amounts permitted by a non-accredited investor under Regulation A. Under either circumstance, the investor would be redeemed for those Class A Investor Shares subject to the cutback.

Terms of Auto-Reinvestment Agreement

To the extent an Investor elects to reinvest the distributions the Investor receives from their Class A Investor Shares into the purchase of additional Class A Investor Shares, such Investor will be subject to the terms and conditions of an Auto-Invest Agreement, which include, but are not limited to the following:

  By signing the Auto-Reinvestment Agreement, the investor will agree to use a portion of the amount of the distributions received from the Company through the Investor's ownership of Class A Investor Shares to purchase Additional Shares.

  Price: The price of Additional Shares to be purchased by Investor shall be the same price at which Class A Investor Shares are then being offered in the Offering.

  Opt Out: The Investor will have the ability cancel or pause the Auto-Investments from the Purchaser's online Energea account settings (https://www.energea.com/users/auto-invest), or by giving the Company at least (30) calendar days' notice (via email).

  Termination: In accordance with Regulation A, the Investor will no longer be permitted to make Auto-Reinvestments after the Offering is terminated.

  Limitation: The law limits how much an investor who is not "accredited" within the meaning of 17 CFR §230.501(a) may invest in the Offering. As such, the Investor's investments could be subject to a cutback, and the Auto-Reinvestment Agreement subject to termination, in the event the Company meets or exceeds the maximum amount of the Offering or, in the event the investor is non-accredited, the Investor's cumulative amount of investments with the Company meets or exceeds the maximum investment amounts permitted by a non-accredited investor under Regulation A. Under either circumstance, the Investor would be redeemed for those Class A Investor Shares subject to the cutback.

  Investor Promises: The Investor promises, among other things, that the Shares shall not be transferred without complying with the terms of the Partnership Agreement, subject to rights of first refusal and securities laws limits.

  Forum Selection: The Auto-Reinvestment Agreement is governed by the internal laws of Delaware. If the Investor is not otherwise subject to service of process in Delaware, the Investor agrees to appoint and maintain an agent in Delaware to accept service, and to notify the Company of the name and address of such agent.

  Potential for Cutback of Additional Shares Purchased: As a Tier 2 offering under Rule 251(a), the Investor's Class A Investor Shares could be subject to a cutback, and the agreement subject to termination, in the event the Company meets or exceeds the maximum amount of the Offering or, in the event the investor is non-accredited, the Investor's cumulative amount of investments with the Company meets or exceeds the maximum investment amounts permitted by a non-accredited investor under Regulation A. Under either circumstance, the investor would be redeemed for those Class A Investor Shares subject to the cutback.

Investment Limitations for Non-Accredited Investors

With respect to auto-reinvestments, investors will receive an email notification that the Company has made a distribution. The email will indicate what portion of the distribution will be reinvested to purchase additional Class A Investor Shares and will include a hyperlink to the then-current Offering Statement.

The Company maintains a ledger of each non-accredited investor to track the amounts such investor has made in order to ensure compliance with the exemption. Furthermore, the Company maintains a robust record-keeping system in order to monitor amounts raised under the Offering. To the extent the Company exceeds the total Offering amount, the Company will redeem those investors whose purchases of Class A Investor Shares were in excess of the limits of the Offering and all Auto-Reinvestment Agreements will be terminated, in each instance, pursuant to their terms.

Upon receipt of the investor's Re-Investment Agreement, Investor Information Sheet, and confirmation that the investor has created an account on the Platform, the Company will take reasonable steps to evaluate whether the information the investor has provided is sufficient to establish whether such investor is accredited. If the investor is not accredited, then pursuant to Rule 251(d)(2)(i)(C), the Company will determine if the non-accredited investor's aggregate purchase price to be paid by the investor is no more than ten percent (10%) of the greater of such investor's: (1) annual income or net worth if a natural person; or (2) revenue or net assets for such purchaser's most recently completed fiscal year end if a non-natural person. The investor will provide this information on the Investor Information Sheet and on the Platform.

How To Invest

To buy Class A Investor Shares, go to the Platform and follow the instructions. You will be asked for certain information about yourself, including:

•       Your name and address

•       Your email address

•       Your social security number (for tax reporting purposes)

•       Whether you are an "accredited investor"

•       If you not an accredited investor, your income and net worth

You will also be asked to sign an Investment Agreement, a copy of which is available here.

To the extent you wish to participate in the Offering by automatically investing on a periodic basis, you will be asked to sign an Auto-Invest Agreement, a copy of which is available here.

To the extent you wish to participate in the Offering by electing to use the amount of distributions that you receive to purchase additional Class A Investor Shares, you will be asked to sign an Auto-Reinvestment Agreement, a copy of which is provided here.

The minimum investment is $100. You will pay for your Class A Investor Shares using one of the options described on the Platform.

The information you submit, including your signed Investment Agreement, is called your "subscription." The General Partner will review your subscription and decide whether to accept it. The General Partner has the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When you invest, your money will be held in an escrow account with a third party until your subscription is reviewed and the General Partner decides whether to accept it. When and if the General Partner confirms that your subscription is complete and decided to accept your subscription, the General Partner will release your money from the escrow account to the Company.

Once the General Partner has accepted your subscription, you will be notified by email and the investment process will be complete. The General Partner will also notify you by email if it does not accept your subscription, although it might not explain why.

You will not be issued a paper certificate representing your Class A Investor Shares.

Anyone can buy Class A Investor Shares. The General Partner does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering.

Limit On The Amount A Non-accredited Investor Can Invest

As long as an Investor is at least 18 years old, they can invest in this Offering. But if the Investor not an "accredited" investor, the amount they can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the SEC, the term "accredited investor" means:

•       A natural person who has individual net worth, or joint net worth with the person's spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

•       A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

•       A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

•       A business in which all the equity owners are accredited investors;

•       An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

•       A bank, insurance company, registered investment company, business development company, or small business investment company;

•       A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; or

•       A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If the Investor falls within any of those categories, then the Investor can invest any amount permitted on the Platform. If the Investor does not fall within any of those categories, then the most they can invest in this Offering is the greater of:

•       10% of their annual income; or

•       10% of their net worth.

These limits are imposed by law, not by the Company.

The Company will determine whether an Investor is accredited when he, she, or it creates an account on the Platform.

Additional Information

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this Offering. This Offering Circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports, and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may review these filings on our website and may also request a copy of these filings at no cost, by contacting us at:

ENERGEA PORTFOLIO 5 LATAM LP
52 Main Street
Chester, CT 06412
www.energea.com
(860)-316-7466

So long as we remain subject to the periodic reporting requirements of Regulation A, within 120 days after the end of each fiscal year we will file on the SEC's EDGAR website an annual report on Form 1-K. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to investors.

We also maintain a website at www.energea.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this Offering Circular.

Legal matters

Certain legal matters with respect to the Class A Investor Shares will be passed upon by the law firm of McCarter & English, LLP headquartered in Newark, New Jersey.

EXPERTS

The Company's financial statements for the fiscal years ended December 31, 2024 and December 31, 2023 incorporated by reference in this Offering Circular have been audited by Whittlesey PC, an independent registered public accounting firm, as stated in its report appearing herein. The financial statements have been included in reliance upon that firm's report on its authority as an expert in accounting and auditing.

Index to Audited Financial Statements

The Financial Statements included herein represent are current as of the date of the Auditor's Report. Certain information, including the expansion of the capitalization of the Company, have occurred since the Financial Statements were issued and are therefore not reflected therein.

Independent Auditors Report

To the Members of
Energea Portfolio 5 LATAM LLC

Opinion
We have audited the accompanying consolidated financial statements of Energea Portfolio 5 LATAM LLC (the "Company"), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in members' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditors' Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:
•       Exercise professional judgment and maintain professional skepticism throughout the audit.
•       Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•       Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•       Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•       Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits, significant audit findings, and certain internal control related matters that we identified during the audits.

Hartford, Connecticut
July 25, 2025

Balance Sheets

	2024	2023
Assets
Current assets:
Cash and cash equivalents	$ 1,310	$ 9,883
Other current assets	414	-
Total current assets	1,724	9,883

Other noncurrent assets:
Due from related entity	23,206	20,430
Total other non current assets	23,206	20,430

Total assets	$ 24,930	$ 30,313

Liabilities and members' equity
Current liabilities:
Accounts payable and accrued expenses	$ 22,674	$ -

Total liabilities	22,674	-

Members' equity	2,256	30,313

Total liabilities and members' equity	$ 24,930	$ 30,313

Statements of Operations

	2024	2023

Revenue	$ -	$ -

Portfolio operating expenses:
Accounting	10,000	2,750
Legal	22,294	2,483
Taxes	344	89
Other general and administrative expenses	2,501	235
Total portfolio operating expenses	35,139	5,557

Net loss from operations	(35,139)	(5,557)

Other income/(expense):
Realized foreign currency gain	699	1
Interest expense	(2,532)	(629)
Interest income	2,240	688
Total other income	407	60

Net loss	(34,732)	(5,497)

Statements in the Changes in Members' Equity

	Common Shares		Investor Shares		Accumulated Other Comprehensive Income/(Loss)	Total Members' Equity
	Shares	Amount	Shares	Amount

Members' equity, August 07, 2023 (Inception)	-	$-	-	$ -	$-	$ -

Issuance of common shares	1,000,000	-	34,950	34,950	-	34,950
Unrealized foreign currency exchange gain	-	-	-	-	860	860
Net loss	-	-	-	(5,497)	-	(5,497)

Members' equity, December 31, 2023	1,000,000	-	34,950	29,453	860	30,313

Issuance of common shares	-	-	10,750	10,750	-	10,750
Cumulative translation adjustment	-	-	-	(120)	-	(120)
Unrealized foreign currency exchange loss	-	-	-	-	(3,955)	(3,955)
Net loss	-	-	-	(34,732)	-	(34,732)

Members' equity, December 31, 2024	1,000,000	$-	45,700	$5,351	$(3,095)	$2,256

Statements of Cash Flows

	2024	2023

Cash flows from operating activities:
Net loss	$ (34,732)	$ (5,497)
Changes in assets and liabilities:
Other current assets	(450)	-
Accounts payable and accrued expenses	22,680	-
Due from related entities	(5,718)	(19,690)
Due to related entity	-	(235)
Total cash flows from operating activities	(18,220)	(25,422)

Cash flows from financing activities:
Proceeds from issuance of investor shares	10,750	34,950
Total cash flows from financing activities	10,750	34,950

Effect of exchange rate changes on cash	(1,103)	355

Change in in cash	(8,573)	9,883

Cash at the beginning of the period	9,883	-

Cash at the end of the period	$ 1,310	$ 9,883

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 1 - Organization, Operations and Summary of Significant Accounting Policies

Business organization and operations

Energea Portfolio 5 LATAM LLC is a Delaware Limited Liability Corporation formed on August 7, 2023 to invest in the acquisition and construction of solar energy projects and/or to lend money to Development Companies in South America, Central America and the Caribbean. The consolidated financial statements include the accounts of Energea Portfolio 5 LATAM LLC and its wholly owned Colombian subsidiary Energea Colombia S.A.S. The Company and its day-to-day operations are managed by Energea Global LLC ("General Partner"). The Company works in close cooperation with stakeholders, project hosts, industry partners and capital providers to produce best-in-class results.

The Company's activities consist principally of organization and pursuit costs, raising capital, securing investors and project development activity. The Company's activities are subject to significant risks and uncertainties, including the inability to secure funding to develop its portfolio. The Company's operations are funded by the issuance of membership interests and debt. There can be no assurance that any of these strategies will be achieved on terms attractive to the Company. The Company anticipates it will initiate a Regulation A Offering for the purpose of raising capital to fund ongoing project development activities in early 2025. The Company will be offering to sell interests designated as Investor Shares to the public up to $75,000,000. The initial price of the existing Investor Shares was $1.00 per share. The Company anticipates making its first investment in a project in 2025.

Basis of presentation

The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). All intercompany transactions have been eliminated in consolidation.

Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and revenues and expenses of the period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents includes cash on hand, deposits at commercial banks and short-term cash equivalents with original maturities of 90 days or less.

Capitalization and investment in project assets
A project has four basic phases: (i) development, (ii) financing, (iii) engineering and construction and (iv) operations and maintenance. During the development phase, milestones are created to ensure that a project is financially viable. Project viability is obtained when it becomes probable that costs incurred will generate future economic benefits sufficient to recover those costs.

Examples of milestones required for a viable project include the following:
•       The identification, selection and acquisition of sufficient area required for a project;
•       The confirmation of a regional electricity market;
•       The confirmation of acceptable electricity resources;
•       The confirmation of the potential to interconnect to the electric transmission grid;
•       The determination of limited environmental sensitivity; and
•       The confirmation of local community receptivity and limited potential for organized opposition.

All project costs are expensed during the development phase. Once the milestones for development are achieved, a project will be moved from the development phase into the engineering and construction phases. Costs incurred in these phases are capitalized as incurred, included within construction in progress ("CIP"), and not depreciated until placed into commercial service. Once a project is placed into commercial service, all accumulated costs will be reclassified from CIP to property and equipment and become subject to depreciation or amortization over a specified estimated life.

Revenue recognition

Our Revenue Recognition Policy follows ASC-606 which will be a five-step procedure:

Procedure	Example
Step 1 - Identify the Contract	Project Rental Contract
Step 2 - Identify the Performance Obligations	Delivery of electricity from solar plant
Step 3 - Determine the Transaction Price	Amount contractually signed with Subscriber
Step 4 - Allocate the Transaction Price	Obligation is satisfied by transferring control of the electricity produced to the Subscriber
Step 5 - Recognize Revenue	At a point in time when the Subscriber is invoiced

Income taxes

On December 31, 2024 and 2023, no provision for federal income taxes has been made in the consolidated financial statements since the Company is wholly owned by the General Partner and therefore is disregarded for federal and state income tax purposes. As such, all income tax attributes of the Company are passed through to the General Partner to report on its income tax return.

The Company also evaluated and concluded that there are no uncertain tax positions that would require recognition in the consolidated financial statements. Interest on any income tax liability is reported as interest expense and penalties on any income tax liability are reported as income taxes. The Company's conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of tax laws, regulations and interpretations thereof, as well as other factors.

Comprehensive Income/(Loss)

GAAP requires the reporting of "comprehensive income/(loss)" within general purpose consolidated financial statements. Comprehensive income/(loss) is comprised of two components, net income/(loss) and comprehensive income/(loss). For the year ended December 31, 2024 and 2023, the Company had foreign currency exchange gain and losses relating to currency translation from Colombian pesos to U.S. dollar reported as other comprehensive gain and losses.

Foreign Currency Exchange Transactions

Purchases of products and services for the Colombian subsidiaries are transacted in the local currency, Colombian pesos ("COP"), and are recorded in U.S. dollars and translated at historical exchange rates prevailing at the time of the transaction. Balances are translated into U.S. dollars using the exchange rates at the respective balance sheet date. Realized exchange gains and losses are included in foreign currency exchange income/(loss) on the accompanying consolidated statements of operations and comprehensive income/(loss). Unrealized exchange gains and losses are included in other comprehensive loss on the accompanying consolidated statements of operations and comprehensive loss. Unrealized translation (losses)/gains for the year ended December 31, 2024 and 2023 were $3,095 and $860, respectively. Realized translation gains for the years ended December 31, 2024 and 2023 were $699 and $1, respectively.

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Company is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

Subsequent events

In connection with the preparation of the consolidated financial statements, the Company monitored and evaluated subsequent events as of December 31 2024, through July 25, 2025, the date on which the consolidated financial statements were available to be issued. There are no material subsequent events that require recognition or disclosure in the consolidated financial statements.

Note 2 - Related Party Transactions

The Company has transactions between related companies from time to time. At December 31, 2024 and 2023, the Company had $23,206 and $20,430, respectively, receivable from a company with common ownership, which is included due from related parties on the accompanying consolidated balance sheets.

Note 3 - Members' Equity
F-8
Common Shares

The Company authorized 1,000,000 common shares, which as of December 31, 2024 and 2023, 1,000,000 are issued and outstanding. The shares represent membership interests in the Company.

Investor Shares

The Company authorized 500,000,000 Class A Investor Shares, which as of December 31, 2024 and 2023, 45,700 and 34,950, respectively, are issued and outstanding. The investor shares represent membership interests in the Company.

Balance Sheets - (June 30, 2025, and December 31, 2024)

	As of 06/30/25	As of 12/31/24
	Unaudited	Audited
Assets
Current assets:
Cash and cash equivalents	$ 101,063	$ 1,310
Other current assets	536	414
Total current assets	101,599	1,724

Other noncurrent assets:
Due from related entity	24,626	23,206
Total other non-current assets	24,626	23,206

Total assets	126,225	24,930

Liabilities and partners'/members' equity
Current liabilities:
Accounts payable and accrued expenses	2,255	22,674
Due to related entity	213	-

Total liabilities	2,468	22,674

Partners'/members' equity	123,757	2,256

Total liabilities and partners'/members' equity	$ 126,225	$ 24,930

Statements of Operations - (For the periods ended June 30, 2025, and June 30, 2024)

	As of 06/30/25	As of 06/30/24
	Unaudited	Unaudited

Revenue	$ -	$ -

Portfolio operating expenses:
Accounting	1,365	-
Legal	390	890
Taxes	602	334
Travel	-	1,038
Other general and administrative expenses	1,510	607
Total portfolio operating expenses	3,867	2,869

Net loss from operations	(3,867)	(2,869)

Other income/(expense):
Realized foreign currency gain	-	2
Interest expense	-	(2,039)
Interest income	-	1960
Other expenses	(105)	-
Total other income	(105)	(77)

Net loss	(3,972)	(2,946)

Other comprehensive loss
Unrealized foreign currency exchange gain/(loss)	(2,050)	(1,423)

Comprehensive loss	$ (6,022)	$ (4,369)

Statements of Changes in Members' Equity - (June 30, 2025, and December 31, 2024)

	Common Shares		Investor Shares
	Shares	Amount	Shares	Amount	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Members' Equity

Members' equity, January 31, 2024	1,000,000	$ -	34,950	$ 34,950	$ (5,497)	$ 860	$ 30,313

Issuance of common shares	-	-	10,750	10,750	-	-	10,750
Cumulative translation adjustment	-	-	-	-	(120)	-	(120)
Unrealized foreign currency exchange loss	-	-	-	-		(3,955)	(3,955)
Net loss	-	-	-	-	(34,732)	-	(34,732)

Members' equity, December 31, 2024	1,000,000	-	45,700	45,700	(40,349)	(3,095)	2,256

Issuance of common shares	-	-	123,450	123,450	-	-	123,450
Cumulative translation adjustment	-	-	-	-	978	-	978
Unrealized foreign currency exchange loss	-	-	-	-	-	1,045	1,045
Net loss	-	-	-	-	(3,972)	-	(3,972)

Conversion from LLP to LP - June 17, 2025	-	-	-	-	-	-	-

Partners' equity, June 30, 2025	1,000,000	$ -	169,150	$ 169,150	$ (43,343)	$ (2,050)	$ 123,757

Statements of Cash Flows - (June 30, 2025, and June 30, 2024)

	As of 06/30/25	As of 06/30/24
	Unaudited	Unaudited

Cash flows from operating activities:
Net loss	$ (3,972)	$ (2,946)
Changes in assets and liabilities:
Other current assets	(86)	(68)
Accounts payable and accrued expenses	(20,428)	48
Due from related entities	495	(6,204)
Due to related entity	213	-
Total cash flows from operating activities	(23,778)	(9,170)

Cash flows from financing activities:
Proceeds from issuance of investor shares	123,450	3,400
Total cash flows from financing activities	123,450	3,400

Effect of exchange rate changes on cash	81	(590)

Change in in cash	99,753	(6,360)

Cash at the beginning of the period	1,310	9,883

Cash at the end of the period	$ 101,063	$ 3,523

Notes to Consolidated Financial Statements - (June 30, 2025, and December 31, 2024)

Note 1 - Organization, Operations and Summary of Significant Accounting Policies

Business organization and operations

Energea Portfolio 5 LATAM LP (the "Company"), formerly known as Energea Portfolio 5 LATAM LLC, is a Delaware Limited Liability Corporation formed on August 7, 2023 to invest in the acquisition and construction of solar energy projects and/or to lend money to Development Companies in South America, Central America and the Caribbean. The consolidated financial statements include the accounts of Energea Portfolio 5 LATAM LP and its wholly owned Colombian subsidiary Energea Colombia S.A.S. The Company and its day-to-day operations are managed by Energea Global LLC ("General Partner"). The Company works in close cooperation with stakeholders, project hosts, industry partners and capital providers to produce best-in-class results.

Effective June 17, 2025, the Company converted from a Limited Liability Company (LLC) to a Limited Partnership (LP). The conversion was undertaken for alignment of management and ownership structure. As a result of this change, the Company's legal form and ownership structure were modified. However, its classification for U.S. federal income tax purposes remains unchanged, the Company continues to be treated as a corporation. Management has determined that the conversion does not constitute a change in the reporting entity. Accordingly, comparative financial information for periods prior to the conversion has not been restated and reflects operations under the LLC structure.

The Company's operations are subject to various risks and uncertainties, including the ability to raise sufficient capital to fund project development and execution. To date, the Company has funded its operations primarily through the issuance of membership interests (prior to conversion), tax equity financing, and project-level debt. There is no assurance that future capital raising efforts will be successful or secured on favorable terms.

Basis of presentation

The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). All intercompany transactions have been eliminated in consolidation.

Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and revenues and expenses of the period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents includes cash on hand, deposits at commercial banks and short-term cash equivalents with original maturities of 90 days or less.

Capitalization and investment in project assets

A project has four basic phases: (i) development, (ii) financing, (iii) engineering and construction and (iv) operations and maintenance. During the development phase, milestones are created to ensure that a project is financially viable. Project viability is obtained when it becomes probable that costs incurred will generate future economic benefits sufficient to recover those costs.

Examples of milestones required for a viable project include the following:
•       The identification, selection and acquisition of sufficient area required for a project;
•       The confirmation of a regional electricity market;
•       The confirmation of acceptable electricity resources;
•       The confirmation of the potential to interconnect to the electric transmission grid;
•       The determination of limited environmental sensitivity; and
•       The confirmation of local community receptivity and limited potential for organized opposition.

All project costs are expensed during the development phase. Once the milestones for development are achieved, a project will be moved from the development phase into the engineering and construction phases. Costs incurred in these phases are capitalized as incurred, included within construction in progress ("CIP"), and not depreciated until placed into commercial service. Once a project is placed into commercial service, all accumulated costs will be reclassified from CIP to property and equipment and become subject to depreciation or amortization over a specified estimated life.

Revenue recognition

Our Revenue Recognition Policy follows ASC-606 which will be a five-step procedure:

Procedure	Example
Step 1 - Identify the Contract	Project Rental Contract
Step 2 - Identify the Performance Obligations	Delivery of electricity from solar plant
Step 3 - Determine the Transaction Price	Amount contractually signed with Subscriber
Step 4 - Allocate the Transaction Price	Obligation is satisfied by transferring control of the electricity produced to the Subscriber
Step 5 - Recognize Revenue	At a point in time when the Subscriber is invoiced

Loans Receivable and Current Expected Credit Losses

Loans are stated at unpaid principal balances. Interest on loans is credited to operations based upon the principal amount outstanding on the accrual basis.

The Company issues private debt to a variety of corporate borrowers and is exposed to credit risk arising from the potential inability of these borrowers to meet their contractual obligations. The Company assesses expected credit losses ("ECL") on financial assets measured at amortized cost in accordance with ASC 326.

Credit risk is actively monitored on an ongoing basis at both the individual borrower level and the portfolio level. The Company conducts comprehensive due diligence at origination and applies a structured credit approval process. Post-origination, the creditworthiness of each borrower is reassessed quarterly based on updated financials, operational performance, covenant compliance, and macroeconomic developments.

Significant increase in credit risk is assessed based on qualitative factors (e.g., negative outlook, industry stress), quantitative metrics (e.g., leverage ratios, payment history), and borrower-specific events (e.g., covenant breaches).

ECLs are measured using a probability-weighted approach based on two key components:
•       Probability of Default (PD)
•       Loss Given Default (LGD)

Forward-looking macroeconomic factors are incorporated into the model, including GDP growth, interest rates, and sector-specific risks.

Loans are written off when there is no reasonable expectation of recovery, typically after all collection efforts have been exhausted and the asset has been fully impaired.

Comprehensive Income/(Loss)

GAAP requires the reporting of "comprehensive income/(loss)" within general purpose consolidated financial statements. Comprehensive income/(loss) is comprised of two components, net income/(loss) and comprehensive income/(loss). For the periods ended June 30, 2025 and December 31, 2024, the Company had foreign currency exchange gain and losses relating to currency translation from Colombian pesos to U.S. dollar reported as other comprehensive gain and losses.

Income taxes

On December 31, 2024 and 2023, no provision for federal income taxes has been made in the consolidated financial statements since the Company is wholly owned by the Manager and therefore is disregarded for federal and state income tax purposes. As such, all income tax attributes of the Company are passed through to the Manager to report on its income tax return.
The Company also evaluated and concluded that there are no uncertain tax positions that would require recognition in the consolidated financial statements. Interest on any income tax liability is reported as interest expense and penalties on any income tax liability are reported as income taxes. The Company's conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of tax laws, regulations and interpretations thereof, as well as other factors.

Foreign Currency Exchange Transactions

Purchases of products and services for the Colombian subsidiaries are transacted in the local currency, Colombian pesos (COP), and are recorded in U.S. dollars and translated at historical exchange rates prevailing at the time of the transaction. Balances are translated into U.S. dollars using the exchange rates at the respective balance sheet date. Realized exchange gains are included in foreign currency exchange gain on the accompanying consolidated statements of operations and comprehensive loss. Unrealized exchange losses are included in other comprehensive loss on the accompanying consolidated statements of operations and comprehensive loss. Unrealized translation losses for the periods ended June 30, 2025 and June 30, 2024 were $2,050 and $1,423, respectively. Realized translation gains for the periods ended June 30, 2025 and June 30, 2024 were $0 and $2, respectively.

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Company is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

Subsequent events

In connection with the preparation of the consolidated financial statements, the Company monitored and evaluated subsequent events for the period ended June 30, 2025, through September 30 2025, the date on which the consolidated financial statements were available to be issued. There are no material subsequent events that require recognition or disclosure in the consolidated financial statements.

Note 2 - Related Party Transactions

The Company has transactions between related companies from time to time. At June 30, 2025 and December 31, 2024, the Company had 424,626 and $23,206, respectively, receivable from a company with common ownership, which is included due from related parties on the accompanying consolidated balance sheets. As of June 30, 2025 and December 31, 2024, the Company had $213 and $0, respectively, payable to the General Partner for reimbursements of expenses. These payables are included in due to related entities on the accompanying consolidated balance sheets.

Note 3 - Partners' Equity

On June 17, 2025, the Company converted from a Delaware limited liability company to a Delaware limited partnership and now operates under the Limited Partnership Agreement of Energea Portfolio 5 LATAM LP. This conversion was undertaken to enhance structural flexibility for capital raising and investor participation, including enabling the creation of additional classes of investor shares, supporting the continuation of the ongoing Regulation A offering, and aligning the entity's governance with its long-term growth strategy. In connection with the conversion, the Company retained its election to be treated as a C-corporation for U.S. federal income tax purposes. All outstanding equity interests previously designated as common shares and Class A investor shares were automatically converted into corresponding Common Shares and Class A Investor Shares under the new partnership structure.

As of the date of this report, the Partnership has authorized a total of 2,501,000,000 limited partnership interests (the "Shares"), of which 1,000,000 are designated as Common Shares and 2,500,000,000 are designated as Investor Shares. The Investor Shares are further divided into various classes.

Common shares

The Partnership has authorized 1,000,000 Common Shares, all of which were issued and outstanding as of June 30, 2025 and December 31, 2024. These Common Shares are held by Energea Global LLC, the General Partner, and represent its ownership interest in the Partnership.

Investor shares

Of the 2,500,000,000 authorized Investor Shares, 500,000,000 have been designated as Class A Investor Shares. As of June 30, 2025 and December 31, 2024, 169,150 and 45,700 Class A Investor Shares, respectively, were issued and outstanding. The remaining 2,000,000,000 Investor Shares have been designated as Class B Investor Shares, Class C Investor Shares, Class D Investor Shares, and Class I Investor Shares. As of June 30, 2025, none of these additional classes of Investor Shares had been issued or were outstanding.

All shares are uncertificated unless otherwise determined by the General Partner and are governed by the rights, powers, and preferences set forth in the applicable authorizing resolutions referenced in the Limited Partnership Agreement.

Glossary of Certain Defined Terms

3.8% NITT	A 3.8% Net Investment Income Tax on certain investment income of individuals, trusts, and estates under Section 1411 of the Code
Adjusted NOI	Adjusted Net Operating Income
Advisers Act	Investment Advisers Act of 1940, as amended.
Ancillary Services	Support services like operations, maintenance, and credit management provided to solar projects.
Authorizing Resolution	The authorization adopted by the General Partner pursuant to the LP Agreement that created the Class A Investor Shares.
Blue Sky Laws	State securities regulations.
Borrower	A party that repays the Company for a Loan through principal and interest payments.
C&I	Commercial and industrial offtakers
CAFD	Cash available for distribution.
Carried Interest	The right of the General Partner to receive distributions under the LP Agreement, over and above its right to receive distributions in its capacity as an Investor.
CFCs	Controlled foreign corporations
Class A Investor Shares	The limited partnership interests in the Company being offered to Investors in this Offering.
Code	The Internal Revenue Code of 1986, as amended (i.e., the federal tax code).
Collateral Agreements	A collection of agreements and instruments designed to secure obligations under a primary financing arrangement between a borrower and a lender.
Company	Energea Portfolio 5 Colombia LP, a Delaware limited partnership, which is offering to sell Class A Investor Shares in this Offering.
Company Investments	Cash-on-hand investments generating returns, such as interest from savings accounts.
Construction Contract	The contract whereby the Company or SPE will hire a third party to provide to provide engineering, procurement, and construction services for a Project.
COP	Colombian Peso
Customer
Collectively refers to entities purchasing electricity or utility services from the Company's renewable energy projects, as well as borrowers of Loans. This includes entities under long-term Power Purchase Agreements ("PPAs"), utility service contracts, and those receiving financing for renewable energy project development.

Deferred Fees	Fees postponed by the General Partner due to cash flow considerations, to be charged later at their discretion.
Delaware LP Act	Governs the formation and operation of Delaware limited partnerships.
DERMS	Distributed Energy Resource Management Systems.
Development Company	A company focused on acquiring and/or developing solar power projects.
DG	Distributed generation, where power is produced locally and delivered directly to users through systems like rooftop or community solar.
Energea Global	Energea Global LLC, a Delaware limited liability company, which is owned by Michael Silvestrini and Chris Sattler and serves as the General Partner.
Energea Colombia SAS	A wholly-owned subsidiary of Energea Portfolio 5 LATAM LP
Energy Rate	The price per kWh
Estimated NOI	Estimated Net Operating Income.
Exchange Act	The Securities Exchange Act of 1934.
Fees	Compensation paid to the General Partner.
FINRA	Financial Industry Regulatory Authority, Inc.
Form 1-U	SEC form used to report significant events or changes by companies under Regulation A.
General Partner	Energea Global LLC, a Delaware limited liability company.
GILTI	General Intangible Low-Tax Income, a federal U.S. tax on profits made by companies outside the United States.

Helios	Helios Colombia S.A. E.S.P and Energía de la Alta S.A. E.S.P, a Colombian utility company.
Helios Loan	A revolving loan issued to Helios, with the option for the Company to advance funds under specified terms.
HSEC	Health, Safety, Environment and Community
Interconnection	Permission to connect a project to the electric grid.
Investment Agreements	Contracts signed to purchase or reinvest in Class A Investor Shares.
Investment Committee (IC)	A multi-disciplinary committee of experienced renewable energy executives of the General Partner which decides which Projects the Company will invest in.
Investor	Anyone who purchases Class A Investor Shares in the Offering.
IPPs	Independent Power Producers
IRR	Internal rate of return.
JOBS Act	Jumpstart Our Business Startups Act of 2012
kWh	A single, billable unit of energy generated by a Project
LATAM	Latin America
Latin America	Central America, South America and/or the Caribbean
Limited Partners	Owners of Investor Shares
LP Agreement	The Company's Limited Partnership Agreement dated June 17, 2025.
Loan	Money lent to Development Companies
Loan Agreement	Company provides loans directly to Customers, secured by Project assets such as off-taker contracts or PPAs.
MSMEs	Micro, small, or medium-sized enterprises
MTR	Minimum Technical Requirement.
NAV	Net Asset Value
NOI	Net Operating Income.
NPV	Net Present Value
Offering	The offering of Class A Investor Shares to the public pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.
O&M	Operations and Maintenance
Partners	The General Partner and the Limited Partners, collectively.
Platform	The General Partner's website: www.energea.com
Portfolio 2	Energea Portfolio 2 LP
Portfolio 3	Energea Portfolio 3 Africa LP
Portfolio 4	Energea Portfolio 4 USA LP
Power Purchase Agreement	A contract where the SPEs sell electricity generated by the projects directly to customers.
PPA	Power Purchase Agreement
Preferred Equity Investors	Holders of Class A and Reg D Shares entitled to cash distributions after expenses.
Preferred Return	A 7% per year preferred return to Class A Investors before the General Partner earns a Carried Interest.
Project Maintenance Contract	A contract with a third party engaged by the SPE to operate and maintain the projects after construction.
Project	A solar power product in which the Company invests.
Purchase and Sale Agreement	A contract used by the Company to acquire Project rights from a Development Company.
Purchase and Sale Agreements for Environmental Commodities	A contract used when SPEs sell environmental commodities (e.g., renewable energy credits) produced by the projects to customers.
Redemption Plan	The redemption plan whereby Investors may request redemption of their Class A Investor Shares following 60 days after purchase.

Redemption Price
The price at which Redemption Requests will be processed, based on the current price per Class A Investor Shares at the time the Redemption Request is made, reduced by the aggregate sum of distributions, if any, with record dates during the period between the Redemption Request date and the redemption date, and subject to a discount based on the time the Redemption Request is submitted.

Redemption Request	A request for redemption submitted through the Platform for up to $50,000 in Class A Investor Shares.
Reg D Investors	Accredited investors participating in Reg D Offerings.
Reg D Offerings	Private securities offerings under Rule 506(c), open only to accredited investors.
Reg D Shares	Shares issued in Reg D Offerings.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
Regulation A	Regulation A of the Securities Act of 1933 is an exemption from registration requirements for public offerings.
SEC	The U.S. Securities and Exchange Commission.
Securities Act	The Securities Act of 1933, as amended.
Shares	Ownership interest in the Company.
Site Access	The Company's legal right to enter a property to build and maintain a solar project.
SPE	Special-Purpose Entity
Trust Agreement	Financing managed through trusts.
USD	The currency of the United States called dollars.
U.S. GAAP	United States Generally Accepted Accounting Principles.
U.S. Holder	A beneficial owner of Class A Investor Shares that is a U.S. citizen or resident, a U.S. corporation, a U.S. estate, or a U.S. trust as defined for federal income tax purposes.
VAT	Value Added Tax
XIRR	Extended internal rate of return

PART III - Exhibits

Index to Exhibits and Description of Exhibits

Exhibit No.	Description of Exhibit
2.1**	Certificate of Formation of the Company filed with the Delaware Secretary of State on August 7, 2023
2.2**	Limited Liability Company Agreement of the Company dated August 12, 2023
2.3**	Certificate of Amendment of Certificate of Formation filed with the Delaware Secretary of State on December 3, 2024
2.4**	Certificate of Conversion from LLC to LP, filed June 17, 2025
2.5**	Limited Partnership Agreement of the Company dated June 17, 2025
2.6**	Authorizing Resolution of the Company dated June 17, 2025
3.1**	Redemption Plan
4.1**	Form of Investment Agreement
4.2**	Form of Auto-Invest Agreement
4.3**	Form of Auto-Reinvestment Agreement
11.1*	Consent of Independent Auditor (Whittlesey PC) dated January 27, 2026
11.2	Consent of McCarter & English LLP (included in Exhibit 12)
12**	Legal opinion of McCarter & English, LLP
99.1**	Colombia Market Investment Committee Memo dated June 18, 2025
99.2**	Helios Borrower Investment Committee Memo dated July 18, 2024
99.3**	Helios Loan and Security Agreement, by and among Energea Portfolio 5 LATAM LLC and Helios Energia S.A. E.S.P., dated January 22, 2025
99.4**	Addendum No. 1 to Helios Loan and Security Agreement, dated June 30, 2025
* Filed herewith
**Filed Previously

Signatures

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chester, State of Connecticut, on January 27, 2026.

Energea Portfolio 5 LATAM LP

By: Energea Global LLC

By /s/ MICHAEL SILVESTRINI
Name: Michael Silvestrini
Title: Co-Founder and Managing Partner

This offering statement has been signed by the following person in the capacities and on the date indicated.

By /s/ MICHAEL SILVESTRINI
Name: Mike Silvestrini
Title: Co-Founder and Managing Partner of Energea Global LLC (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Date: January 27, 2026